Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

UNITED TECHNOLOGIES CORPORATION,

CARRIER GLOBAL CORPORATION

AND

OTIS WORLDWIDE CORPORATION

DATED AS OF APRIL 2, 2020

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5.5	Director and Officer Insurance	59

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		59

6.1	Agreement for Exchange of Information	59
6.2	Ownership of Information	60
6.3	Compensation for Providing Information	60
6.4	Record Retention	61
6.5	Limitations of Liability	61
6.6	Other Agreements Providing for Exchange of Information	61
6.7	Production of Witnesses; Records; Cooperation	61
6.8	Privileged Matters	62
6.9	Confidentiality	65
6.10	Protective Arrangements	66

ARTICLE VII DISPUTE RESOLUTION		67

7.1	Good Faith Officer Negotiation	67
7.2	Mediation	67
7.3	Arbitration	68
7.4	Litigation and Unilateral Commencement of Arbitration	68
7.5	Conduct During Dispute Resolution Process	69
7.6	Dispute Resolution Coordination	69

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		69

8.1	Further Assurances	69

ARTICLE IX TERMINATION		70

9.1	Termination	70
9.2	Effect of Termination	71

ARTICLE X MISCELLANEOUS		71

10.1	Counterparts; Entire Agreement; Corporate Power	71
10.2	Governing Law	72
10.3	Assignability	72
10.4	Third-Party Beneficiaries	72
10.5	Notices	72
10.6	Severability	74
10.7	Force Majeure	74
10.8	No Set-Off	75
10.9	Expenses	75
10.10	Headings	75
10.11	Survival of Covenants	75
10.12	Waivers of Default	75
10.13	Specific Performance	75
10.14	Amendments	76
10.15	Interpretation	76
10.16	Limitations of Liability	77
10.17	Performance	77

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10.18	Mutual Drafting	77
10.19	Ancillary Agreements	77

SCHEDULES

Schedule 1.1	Carrier Discontinued or Divested Businesses
Schedule 1.2	Carrier Contracts
Schedule 1.3	Carrier Transferred Entities
Schedule 1.4	Otis Discontinued or Divested Businesses
Schedule 1.5	Otis Contracts
Schedule 1.6	Otis Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(ix)(A)	Carrier Former Captive Assets
Schedule 2.2(a)(x)	Carrier Assets
Schedule 2.2(b)(ix)(A)	Otis Former Captive Assets
Schedule 2.2(b)(x)	Otis Assets
Schedule 2.2(c)	UTC Assets
Schedule 2.3(a)(iii)	Carrier Liabilities
Schedule 2.3(a)(iv)	Carrier Business Liabilities
Schedule 2.3(a)(viii)	Carrier Specified Litigation Liabilities
Schedule 2.3(b)(iii)	Otis Liabilities
Schedule 2.3(b)(iv)	Otis Business Liabilities
Schedule 2.3(b)(viii)	Otis Specified Litigation Liabilities
Schedule 2.3(c)(i)	UTC Liabilities
Schedule 2.5(a)	Novation of Liabilities
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 2.12(a)	Carrier Financing Arrangements
Schedule 2.12(b)	Otis Financing Arrangements
Schedule 4.4(e)	Specified UTC Information
Schedule 5.1(b)	Insurance Access Limitations
Schedule 10.9	Allocation of Certain Costs and Expenses

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Carrier Global Corporation
Exhibit B	Amended and Restated Bylaws of Carrier Global Corporation
Exhibit C	Amended and Restated Certificate of Incorporation of Otis Worldwide Corporation
Exhibit D	Amended and Restated Bylaws of Otis Worldwide Corporation

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of April 2, 2020 (this “Agreement”), is by and among United Technologies Corporation, a Delaware corporation (“UTC”), Carrier Global Corporation, a Delaware corporation (“Carrier”) and Otis Worldwide Corporation, a Delaware corporation (“Otis”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of UTC (the “UTC Board”) has determined that it is in the best interests of UTC and its shareowners to separate UTC into three independent, publicly traded companies, one that shall operate the UTC Business, one that shall operate the Carrier Business and one that shall operate the Otis Business;

WHEREAS, in furtherance of the foregoing, the UTC Board has determined that it is appropriate and desirable to (a) separate the Carrier Business from the UTC Business and the Otis Business (the “Carrier Separation”) and, following the Carrier Separation, make a distribution, on a pro rata basis, to holders of UTC Shares on the Carrier Record Date of all of the outstanding Carrier Shares owned by UTC (the “Carrier Distribution”) and (b) separate the Otis Business from the UTC Business and the Carrier Business (the “Otis Separation,” and the Carrier Separation, together or as applicable, the “Separation”) and, following the Otis Separation, make a distribution, on a pro rata basis, to holders of UTC Shares on the Otis Record Date (which may be the same date as the Carrier Record Date) of all of the outstanding Otis Shares owned by UTC (the “Otis Distribution,” and together with the Carrier Distribution, the “Distributions”);

WHEREAS, each of Carrier and Otis has been incorporated solely for these purposes and has not engaged in activities, except those incidental to the Separation and the Distributions;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the contribution by UTC of the Carrier Assets to Carrier in exchange for (i) the assumption by Carrier of the Carrier Liabilities, (ii) the actual or deemed issuance by Carrier to UTC of additional Carrier Shares and (iii) the Carrier Cash Transfer (the “Carrier Contribution”) and the Carrier Distribution, taken together, shall qualify as a transaction that is generally tax-free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code and (b) the contribution by UTC of the Otis Assets to Otis in exchange for (i) the assumption by Otis of the Otis Liabilities, (ii) the actual or deemed issuance by Otis to UTC of additional Otis Shares and (iii) the Otis Cash Transfer (the “Otis Contribution”) and the Otis Distribution, taken together, shall qualify as a transaction that is generally tax-free pursuant to Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, the IRS has issued to UTC a private letter ruling regarding certain U.S. federal income tax matters relating to the transactions contemplated by this Agreement (the “IRS Ruling”);

WHEREAS, UTC expects to receive (a) an opinion of outside legal counsel regarding the qualification of certain elements of the Carrier Distribution under Section 355 of the Code and (b) an opinion of outside legal counsel regarding the qualification of certain elements of the Otis Distribution under Section 355 of the Code;

WHEREAS, Carrier and UTC have prepared, and Carrier has filed with the SEC, the Carrier Form 10, which includes the Carrier Information Statement and which sets forth disclosure concerning Carrier, the Carrier Separation and the Carrier Distribution;

WHEREAS, Otis and UTC have prepared, and Otis has filed with the SEC, the Otis Form 10, which includes the Otis Information Statement and which sets forth disclosures concerning Otis, the Otis Separation and the Otis Distribution; and

WHEREAS, each of UTC, Carrier and Otis has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distributions and certain other agreements that will govern certain matters relating to the Separation and the Distributions and the relationship of UTC, Carrier and Otis and the members of their respective Groups following the Distributions.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Section 2.9(a).

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.  It is expressly agreed that, prior to, at and after the applicable Effective Time, solely for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Carrier Group shall be deemed to be an Affiliate of any member of the UTC Group or the Otis

Group, (b) no member of the Otis Group shall be deemed to be an Affiliate of any member of the UTC Group or the Carrier Group and (c) no member of the UTC Group shall be deemed to be an Affiliate of any member of the Carrier Group or the Otis Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distributions or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Agreement and the Transfer Documents; it being understood that, for the avoidance of doubt, the Merger Agreement, and any documents or agreements ancillary thereto shall not be deemed to be Ancillary Agreements.

“Applicable Third-Party Insurance Separation Date” shall mean, (a) with respect to each relevant Third-Party occurrence-based insurance policy of Carrier or Otis obtained in connection with the Separation, the effective date of such policy, which in no event shall be later than the Effective Time, and (b) with respect to all other losses, damages and Liabilities, the Effective Time.

“Approvals or Notifications” shall mean any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, Permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Bound Member” shall have the meaning set forth in Section 2.5(b).

“Carrier” shall have the meaning set forth in the Preamble.

“Carrier Accounts” shall mean each bank or brokerage account, and all contracts or agreements governing each bank or brokerage account, owned by Carrier or any member of its Group.

“Carrier Assets” shall have the meaning set forth in Section 2.2(a).

“Carrier Balance Sheet” shall mean the pro forma combined balance sheet of the Carrier Business, including any notes and subledgers thereto, as of December 31, 2019, as presented in the Carrier Information Statement made available to the Record Holders.

“Carrier Business” shall mean, collectively, (a) the business, operations and activities of the “Carrier” (formerly known as UTC Climate, Controls & Security) reporting segment of UTC conducted at any time prior to the Effective Time by any of the Parties or any of their respective current or former Subsidiaries, (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations and activities described in clause (a) as then conducted, including those set forth on Schedule 1.1, and (c) the Elliott Company.

“Carrier Bylaws” shall mean the Amended and Restated Bylaws of Carrier, substantially in the form of Exhibit B.

“Carrier Captive Liabilities” shall have the meaning set forth in Section 2.3(a)(vi).

“Carrier Captive Subsidiaries” shall mean (a) any unincorporated cell in a protected cell captive insurance company (or equivalent) with respect to which Carrier beneficially owns, directly or indirectly, more than fifty percent (50%) of the equity interests and (b) any Person that is a captive or cell captive insurance Subsidiary of Carrier as of the Effective Time.

“Carrier Cash Transfer” shall have the meaning set forth in Section 2.12(a).

“Carrier Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Carrier, substantially in the form of Exhibit A.

“Carrier Contracts” shall mean the following contracts and agreements to which any of the Parties or any member of their respective Groups is a party or by which any of the Parties or any member of their respective Groups or any of their respective Assets is bound, whether or not in writing (provided that Carrier Contracts shall not include (x) any contract or agreement that is contemplated to be retained by UTC or any member of the UTC Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y) any contract or agreement that is contemplated to be an Otis Contract from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement):

(a)          (i) any customer or distribution contract or agreement with a Third Party entered into prior to the Effective Time primarily related to the Carrier Business and (ii) with respect to any customer or distribution contract or agreement with a Third Party entered into prior to the Effective Time that relates to the Carrier Business but is not primarily related to the Carrier Business, that portion of any such customer or distribution contract or agreement that relates to the Carrier Business;

(b)          (i) any supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time exclusively related to the Carrier Business and (ii) with respect to any supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time that relates to the Carrier Business but is not exclusively related to the Carrier Business, that portion of any such supply or vendor contract or agreement that relates to the Carrier Business;

(c)          (i) any license agreement entered into prior to the Effective Time primarily related to the Carrier Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the Carrier Business but is not primarily related to the Carrier Business, that portion of any such license agreement that relates to the Carrier Business;

(d)          any guarantee, indemnity, representation, covenant, warranty or other contractual Liability of any of the Parties or any member of their respective Groups to the extent in respect of any other Carrier Contract or Carrier Liability or the Carrier Business;

(e)          any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Carrier or any member of the Carrier Group;

(f)          any credit agreement, indenture, note or other financing agreement or instrument entered into by Carrier and/or any member of the Carrier Group in connection with the Separation, including any Carrier Financing Arrangements;

(g)          any other contract or agreement not otherwise set forth herein and primarily related to the Carrier Business or Carrier Assets;

(h)          any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with (i) any Carrier Group Employee (as defined in the Employee Matters Agreement) or (ii) any consultant or contractor of the Carrier Group (if such agreement is primarily related to the Carrier Business or Carrier Assets) that is in effect as of the Effective Time; and

(i)          any contracts, agreements or settlements set forth on Schedule 1.2, including the right to recover any amounts under such contracts, agreements or settlements.

“Carrier Contribution” shall have the meaning set forth in the Recitals.

“Carrier Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by UTC that will be members of the Carrier Group as of immediately prior to the Effective Time.

“Carrier Disclosure Document” shall mean the Carrier Form 10, the Carrier Information Statement and any other registration statement, prospectus, offering memorandum, offering circular, periodic report, proxy statement or similar disclosure document, whether or not filed with the SEC and whether or not filed with any other Governmental Authority, in each case, (a) filed, distributed or otherwise made available by or on behalf of Carrier or any member of the

Carrier Group or (b) that primarily relates to the transactions with respect to Carrier contemplated hereby.

“Carrier Distribution” shall have the meaning set forth in the Recitals.

“Carrier Distribution Date” shall mean the date of the consummation of the Carrier Distribution, which shall be determined by the UTC Board in its sole and absolute discretion.

“Carrier Distribution Ratio” shall mean a number equal to one (1).

“Carrier Effective Time” shall mean 12:01 a.m., New York City time, on the Carrier Distribution Date.

“Carrier Financing Arrangements” shall have the meaning set forth in Section 2.12(a).

“Carrier Form 10” shall mean the registration statement on Form 10 filed by Carrier with the SEC to effect the registration of Carrier Shares pursuant to the Exchange Act in connection with the Carrier Distribution, as such registration statement may be amended or supplemented from time to time prior to the Carrier Distribution.

“Carrier Group” shall mean (a) prior to the Effective Time, Carrier and each Person that will be a Subsidiary of Carrier as of immediately after the Effective Time, including the Carrier Transferred Entities and their respective Subsidiaries, even if, prior to the Effective Time, such Person is not a Subsidiary of Carrier and (b) on and after the Effective Time, Carrier and each Person that is a Subsidiary of Carrier.

“Carrier Indemnitees” shall have the meaning set forth in Section 4.3.

“Carrier Information Statement” shall mean the information statement to be made available to the holders of UTC Shares in connection with the Carrier Distribution, as such information statement may be amended or supplemented from time to time prior to the Carrier Distribution.

“Carrier Intellectual Property Rights” shall mean (a) all Intellectual Property Rights owned by Carrier or any member of the Carrier Group as of immediately prior to the Effective Time, except for all Intellectual Property Rights to be assigned from Carrier or any member of the Carrier Group to UTC, Otis, any member of the UTC Group or any member of the Otis Group pursuant to Section 2.1 of the Intellectual Property Agreement, (b) all Intellectual Property Rights to be assigned from UTC, Otis, any member of the UTC Group or any member of the Otis Group to Carrier or any member of the Carrier Group pursuant to Section 2.1 of the Intellectual Property Agreement and (c) rights to bring claims or seek damages for infringement of the Intellectual Property Rights described in the foregoing clauses (a) and (b) against or from a Third Party.

“Carrier Liabilities” shall have the meaning set forth in Section 2.3(a).

“Carrier Permits” shall mean all Permits owned or licensed by any of the Parties or any member of their respective Groups used or held for use solely or primarily in the Carrier Business immediately prior to the Effective Time.

“Carrier Record Date” shall mean the close of business on the date determined by the UTC Board as the record date for determining holders of UTC Shares entitled to receive Carrier Shares pursuant to the Carrier Distribution.

“Carrier Separation” shall have the meaning set forth in the Recitals.

“Carrier Shares” shall mean the shares of common stock, par value $0.01 per share, of Carrier.

“Carrier Technology” shall mean all Technology that is used or held for use in the Carrier Business as of immediately prior to the Effective Time, the Intellectual Property Rights with respect to which are owned by any of the Parties or any member of their respective Groups as of immediately prior to the Effective Time.

“Carrier Transferred Entities” shall mean the entities set forth on Schedule 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Control Right” shall have the meaning set forth in Section 5.1(f).

“CPR” shall have the meaning set forth in Section 7.2.

“Delayed Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed Liability” shall have the meaning set forth in Section 2.4(c).

“Designated Party” shall have the meaning set forth in Section 2.5(b).

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution Agent” shall mean the trust company or companies or bank or banks duly appointed by UTC to act as distribution agent(s), transfer agent(s) and registrar(s) for the Carrier Shares and the Otis Shares, respectively, in connection with the Distributions.

“Distribution Date” shall mean the Carrier Distribution Date or the Otis Distribution Date, as applicable.

“Distributions” shall have the meaning set forth in the Recitals.

“Effective Time” shall mean the Carrier Effective Time or the Otis Effective Time, as applicable; it being understood that except as otherwise specified herein, if the Carrier Effective Time and the Otis Effective Time do not occur at the same time, then:  (a) as between Carrier or any member of the Carrier Group, on the one hand, and Otis or any member of the Otis Group, on the other hand, the term “Effective Time” shall refer to the First Effective Time; (b) as between Carrier or any member of the Carrier Group, on the one hand, and UTC or any member of the UTC Group on the other hand, the term “Effective Time” shall refer to the Carrier Effective Time; and (c) as between Otis or any member of the Otis Group, on the one hand, and UTC or any member of the UTC Group on the other hand, the term “Effective Time” shall refer to the Otis Effective Time.

“e-mail” shall have the meaning set forth in Section 10.5.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and among UTC, Carrier and Otis or the members of their respective Groups in connection with the Separation, the Distributions or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take-back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“First Effective Time” shall mean (a) if the Carrier Effective Time and the Otis Effective Time do not occur at the same time, the first to occur of the Carrier Effective Time and the Otis Effective Time or (b) if the Carrier Effective Time and the Otis Effective Time occur at the same time, the Effective Time.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air-conditioning equipment.  Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

“Form 10s” shall mean the Carrier Form 10 and the Otis Form 10.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether domestic, foreign, multinational, national, supranational, federal, state, territorial, provincial or local, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean the UTC Group, the Carrier Group or the Otis Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, Release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, per- and polyfluoroakyl substances, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Holding Member” shall have the meaning set forth in Section 2.4(c).

“Indemnifying Party” shall have the meaning set forth in Section 4.5(a).

“Indemnitee” shall have the meaning set forth in Section 4.5(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.5(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statements” shall mean the Carrier Information Statement and the Otis Information Statement.

“Insurance Proceeds” shall mean those monies:

(a)          received by an insured from an insurance carrier; or

(b)          paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including attorneys’ fees) incurred in the collection thereof; provided, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer from a Third Party in respect of any reinsurance arrangement.

“Intellectual Property Agreement” shall mean the Intellectual Property Agreement to be entered into by and among UTC, Carrier and Otis in connection with the Separation, the Distributions or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Intellectual Property Rights” shall have the meaning set forth in the Intellectual Property Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“IRS Ruling” shall have the meaning set forth in the Recitals.

“Law” shall mean any domestic, foreign, multinational, national, supranational, federal, state, territorial, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, attorneys’ fees, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall mean, with respect to any Accounts, linked by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to such Accounts.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Merger Agreement” shall mean the Agreement and Plan of Merger by and among UTC, Light Merger Sub Corp. and Raytheon Company, dated as of June 9, 2019.

“NYSE” shall mean the New York Stock Exchange.

“Officer Negotiation Request” shall have the meaning set forth in Section 7.1.

“Otis” shall have the meaning set forth in the Preamble.

“Otis Accounts” shall mean each bank or brokerage account, and all contracts or agreements governing each bank or brokerage account, owned by Otis or any member of its Group.

“Otis Assets” shall have the meaning set forth in Section 2.2(b).

“Otis Balance Sheet” shall mean the pro forma combined balance sheet of the Otis Business, including any notes and subledgers thereto, as of December 31, 2019, as presented in the Otis Information Statement made available to the Record Holders.

“Otis Business” shall mean, collectively, (a) the business, operations and activities of the “Otis” reporting segment of UTC conducted at any time prior to the Effective Time by any of the Parties or any of their respective current or former Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations and activities described in clause (a) as then conducted, including those set forth on Schedule 1.4.

“Otis Bylaws” shall mean the Amended and Restated Bylaws of Otis, substantially in the form of Exhibit D.

“Otis Captive Liabilities” shall have the meaning set forth in Section 2.3(b)(vi).

“Otis Captive Subsidiaries” shall mean (a) any unincorporated cell in a protected cell captive insurance company (or equivalent) with respect to which Otis beneficially owns, directly or indirectly, more than fifty percent (50%) of the equity interests and (b) any Person that is a captive or cell captive insurance Subsidiary of Otis as of the Effective Time.

“Otis Cash Transfer” shall have the meaning set forth in Section 2.12(b).

“Otis Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Otis, substantially in the form of Exhibit C.

“Otis Contracts” shall mean the following contracts and agreements to which any of the Parties or any member of their respective Groups is a party or by which any of the Parties or any member of their respective Groups or any of their respective Assets is bound, whether or not in writing (provided that Otis Contracts shall not include (x) any contract or agreement that is contemplated to be retained by UTC or any member of the UTC Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (y)

any contract or agreement that is contemplated to be a Carrier Contract from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement):

(a)          (i) any customer or distribution contract or agreement with a Third Party entered into prior to the Effective Time primarily related to the Otis Business and (ii) with respect to any customer or distribution contract or agreement with a Third Party entered into prior to the Effective Time that relates to the Otis Business but is not primarily related to the Otis Business, that portion of any such customer or distribution contract or agreement that relates to the Otis Business;

(b)          (i) any supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time exclusively related to the Otis Business and (ii) with respect to any supply or vendor contract or agreement with a Third Party entered into prior to the Effective Time that relates to the Otis Business but is not exclusively related to the Otis Business, that portion of any such supply or vendor contract or agreement that relates to the Otis Business;

(c)          (i) any license agreement entered into prior to the Effective Time primarily related to the Otis Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the Otis Business but is not primarily related to the Otis Business, that portion of any such license agreement that relates to the Otis Business;

(d)          any guarantee, indemnity, representation, covenant, warranty or other contractual Liability of any of the Parties or any member of their respective Groups to the extent in respect of any other Otis Contract or Otis Liability or the Otis Business;

(e)          any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Otis or any member of the Otis Group;

(f)          any credit agreement, indenture, note or other financing agreement or instrument entered into by Otis and/or any member of the Otis Group in connection with the Separation, including any Otis Financing Arrangements;

(g)          any other contract or agreement not otherwise set forth herein and primarily related to the Otis Business or Otis Assets;

(h)          any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with (i) any Otis Group Employee (as defined in the Employee Matters Agreement) or (ii) any consultant of the Otis Group (if such agreement is primarily related to the Otis Business or Otis Assets) that is in effect as of the Effective Time; and

(i)          any contracts, agreements or settlements set forth on Schedule 1.5, including the right to recover any amounts under such contracts, agreements or settlements.

“Otis Contribution” shall have the meaning set forth in the Recitals.

“Otis Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by UTC that will be members of the Otis Group as of immediately prior to the Effective Time.

“Otis Disclosure Document” shall mean the Otis Form 10, the Otis Information Statement and any other registration statement, prospectus, offering memorandum, offering circular, periodic report, proxy statement or similar disclosure document, whether or not filed with the SEC and whether or not filed with any other Governmental Authority, in each case, (a) filed, distributed or otherwise made available by or on behalf of Otis or any member of the Otis Group or (b) that primarily relates to the transactions with respect to Otis contemplated hereby.

“Otis Distribution” shall have the meaning set forth in the Recitals.

“Otis Distribution Date” shall mean the date of the consummation of the Otis Distribution, which shall be determined by the UTC Board in its sole and absolute discretion.

“Otis Distribution Ratio” shall mean a number equal to one-half (1/2).

“Otis Effective Time” shall mean 12:01 a.m., New York City time, on the Otis Distribution Date.

“Otis Financing Arrangements” shall have the meaning set forth in Section 2.12(b).

“Otis Form 10” shall mean the registration statement on Form 10 filed by Otis with the SEC to effect the registration of Otis Shares pursuant to the Exchange Act in connection with the Otis Distribution, as such registration statement may be amended or supplemented from time to time prior to the Otis Distribution.

“Otis Group” shall mean (a) prior to the Effective Time, Otis and each Person that will be a Subsidiary of Otis as of immediately after the Effective Time, including the Otis Transferred Entities and their respective Subsidiaries, even if, prior to the Effective Time, such Person is not a Subsidiary of Otis and (b) on and after the Effective Time, Otis and each Person that is a Subsidiary of Otis.

“Otis Indemnitees” shall have the meaning set forth in Section 4.2.

“Otis Information Statement” shall mean the information statement to be made available to the holders of UTC Shares in connection with the Otis Distribution, as such information statement may be amended or supplemented from time to time prior to the Otis Distribution.

“Otis Intellectual Property Rights” shall mean (a) all Intellectual Property Rights owned by Otis or any member of the Otis Group as of immediately prior to the Effective Time, except for all Intellectual Property Rights to be assigned from Otis or any member of the Otis

Group to UTC, Carrier, any member of the UTC Group or any member of the Carrier Group pursuant to Section 2.1 of the Intellectual Property Agreement, (b) all Intellectual Property Rights to be assigned from UTC, Carrier, any member of the UTC Group or any member of the Carrier Group to Otis or any member of the Otis Group pursuant to Section 2.1 of the Intellectual Property Agreement and (c) rights to bring claims or seek damages for infringement of the Intellectual Property Rights described in the foregoing clauses (a) and (b) against or from a Third Party.

“Otis Liabilities” shall have the meaning set forth in Section 2.3(b).

“Otis Permits” shall mean all Permits owned or licensed by any of the Parties or any member of their respective Groups used or held for use solely or primarily in the Otis Business immediately prior to the Effective Time.

“Otis Record Date” shall mean the close of business on the date determined by the UTC Board as the record date for determining holders of UTC Shares entitled to receive Otis Shares pursuant to the Otis Distribution.

“Otis Separation” shall have the meaning set forth in the Recitals.

“Otis Shares” shall mean the shares of common stock, par value $0.01 per share, of Otis.

“Otis Technology” shall mean all Technology that is used or held for use in the Otis Business as of immediately prior to the Effective Time, the Intellectual Property Rights with respect to which are owned by any of the Parties or any member of their respective Groups as of immediately prior to the Effective Time.

“Otis Transferred Entities” shall mean the entities set forth on Schedule 1.6.

“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or any Governmental Authority.

“Plan of Reorganization” shall mean the plan and structure set forth on Schedule 2.1(a).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate by Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any Information, including any communications by or to attorneys (including attorney-client privileged communications),

memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and attorney work product privileges.

“Receiving Member” shall have the meaning set forth in Section 2.4(c).

“Record Date” shall mean the Carrier Record Date or the Otis Record Date, as applicable.

“Record Holders” shall mean the holders of record of UTC Shares as of the applicable Record Date.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Distribution” shall mean, in the event the Carrier Effective Time and the Otis Effective Time do not occur at the same time, the second to occur of the Carrier Distribution and the Otis Distribution.

“Second Effective Time” shall mean, in the event the Carrier Effective Time and the Otis Effective Time do not occur at the same time, the second to occur of the Carrier Effective Time and the Otis Effective Time.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Specified Ancillary Agreement” shall have the meaning set forth in Section 10.19(a).

“Straddle Period” shall have the meaning set forth in Section 2.13(a).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has (i) the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body or (ii) the power to vote, either directly or indirectly, sufficient securities to elect half of the board of directors or similar governing body and a casting vote with respect to decisions of such board of directors or similar governing body.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and among UTC, Carrier and Otis in connection with the Separation, the Distributions and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Technology” shall mean embodiments, regardless of form, of Intellectual Property Rights, including, as the context requires, inventions (whether or not patentable), discoveries and improvements, works of authorship, documentation, diagrams, formulae, APIs, software (whether in source code or in executable code form), user interfaces, architectures, databases, data compilations and collections, know-how, technical data, mask works, models, prototypes, molds, methods, protocols, techniques, processes, devices, schematics, algorithms and molds, and embodiments of Trade Secrets; provided that Technology specifically excludes any and all Intellectual Property Rights.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.6(a).

“Trade Secrets” shall have the meaning set forth in the Intellectual Property Agreement.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transition Committee” shall have the meaning set forth in Section 2.14.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and among UTC, Carrier and Otis or any member of their respective Group in connection with the Separation, the Distributions or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased Liability” shall have the meaning set forth in Section 2.5(b).

“UTC” shall have the meaning set forth in the Preamble.

“UTC Accounts” shall mean each bank or brokerage account, and all contracts or agreements governing each bank or brokerage account, owned by any of the Parties or any members of their respective Groups other than Carrier Accounts and Otis Accounts.

“UTC Assets” shall have the meaning set forth in Section 2.2(c).

“UTC Board” shall have the meaning set forth in the Recitals.

“UTC Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by any of the Parties or their respective current or former Subsidiaries, other than the Carrier Business and the Otis Business.

“UTC Captive Entity” shall mean UT Insurance (Vermont) Inc. and any other insurer owned or controlled by UTC at any time prior to the applicable Effective Time, other than the Carrier Captive Subsidiaries and the Otis Captive Subsidiaries.

“UTC Disclosure Document” shall mean any registration statement, prospectus, offering memorandum, offering circular, periodic report, proxy statement or similar disclosure document, whether or not filed with the SEC and whether or not filed with any other Governmental Authority, in each case filed, distributed or otherwise made available by or on behalf of UTC or any member of the UTC Group.

“UTC Group” shall mean UTC and each Person that is a Subsidiary of UTC (other than Carrier and Otis and any other member of the Carrier Group or the Otis Group).

“UTC Indemnitees” shall have the meaning set forth in Section 4.2.

“UTC Intellectual Property Rights” shall mean all Intellectual Property Rights owned by any of the Parties or any member of their respective Groups as of immediately prior to the Effective Time, other than Otis Intellectual Property Rights and Carrier Intellectual Property Rights.

“UTC Liabilities” shall have the meaning set forth in Section 2.3(c).

“UTC Shares” shall mean the shares of common stock, par value $1.00 per share, of UTC.

“UTC Technology” shall mean all Technology that is used or held for use in the UTC Business as of immediately prior to the Effective Time, the Intellectual Property Rights with respect to which are owned by any of the Parties or any member of their respective Groups as of immediately prior to the Effective Time.

“UTC Trademarks” shall have the meaning set forth in the Intellectual Property Agreement.

ARTICLE II
THE SEPARATION

2.1          Transfer of Assets and Assumption of Liabilities.

(a)          On or prior to the Effective Time, in accordance with the plan and structure set forth in the Plan of Reorganization:

(i)          Transfer and Assignment of Carrier Assets.  UTC and Otis shall, and shall cause the applicable members of their respective Groups to, contribute, assign, transfer, convey and deliver to Carrier, or the applicable Carrier Designees, and Carrier or such Carrier Designees shall accept from UTC, Otis, any member of the UTC Group or any member of the Otis Group, as applicable, all of such Person’s respective direct or indirect right, title and interest in and to all of the Carrier Assets (it being understood that if any Carrier Asset shall be held by a Carrier Transferred Entity or a wholly owned Subsidiary of a Carrier Transferred Entity, such Carrier Asset shall be deemed assigned, transferred, conveyed and delivered to Carrier as a result of the transfer of all of UTC’s and Otis’s and any member of their respective Group’s (as applicable) equity interests in such Carrier Transferred Entity from UTC, Otis, such member of the UTC Group and/or such member of the Otis Group, as applicable, to Carrier or the applicable Carrier Designee);

(ii)          Acceptance and Assumption of Carrier Liabilities.  Carrier and the applicable Carrier Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Carrier Liabilities in accordance with their respective terms  (it being understood that if any Carrier Liability is a liability of a Carrier Transferred Entity or a wholly owned Subsidiary of a Carrier Transferred Entity, such Carrier Liability may be assumed by Carrier as a result of the transfer of all of UTC’s and Otis’s and any member of their respective Group’s (as applicable) equity interests in such Carrier Transferred Entity from UTC, Otis, such member of the UTC Group and/or such member of the Otis Group, to Carrier or the applicable Carrier Designee).  Carrier and such Carrier Designees shall be responsible for all Carrier Liabilities, regardless of when or where such Carrier Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Carrier Liabilities are asserted or determined (including any Carrier Liabilities arising out of claims made by UTC’s, Otis’s or Carrier’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the UTC Group, the Otis Group or the Carrier Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the UTC Group, the Otis Group or the Carrier Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)          Transfer and Assignment of Otis Assets.  UTC and Carrier shall, and shall cause the applicable members of their respective Groups to, contribute, assign, transfer, convey and deliver to Otis, or the applicable Otis Designees, and Otis or such Otis Designees shall accept from UTC, Carrier, any member of the UTC Group or the member of the Carrier Group, as applicable, such Person’s respective direct or indirect right, title and interest in and to all of the Otis Assets (it being understood that if any Otis Asset shall be held by an Otis Transferred Entity or a wholly owned Subsidiary of an Otis Transferred Entity, such Otis Asset shall be deemed assigned, transferred, conveyed and delivered to Otis as a result of the transfer of all of UTC’s and Carrier’s and any member of their respective Group’s (as applicable) equity interests in such Otis Transferred Entity from UTC, Carrier, any member of the UTC Group and/or any member of the Carrier Group, as applicable, to Otis or the applicable Otis Designee);

(iv)          Acceptance and Assumption of Otis Liabilities.  Otis and the applicable Otis Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Otis Liabilities in accordance with their respective terms (it being understood that if any Otis Liability is a liability of an Otis Transferred Entity or a wholly owned Subsidiary of an Otis Transferred Entity, such Otis Liability may be assumed by Otis as a result of the transfer of all of UTC’s and Carrier’s and any member of their respective Group’s (as applicable) equity interests in such Otis Transferred Entity from UTC, Carrier, such member of the UTC Group and/or such member of the Carrier Group, to Otis or the applicable Otis Designee).  Otis and such Otis Designees shall be responsible for all Otis Liabilities, regardless of when or where such Otis Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Otis Liabilities are asserted or determined (including any Otis Liabilities arising out of claims made by UTC’s, Carrier’s or Otis’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the UTC Group, the Carrier Group or the Otis Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the UTC Group, the Carrier Group or the Otis Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(v)          Transfer and Assignment of UTC Assets.  Otis and Carrier, respectively shall, and UTC shall cause Carrier and the Carrier Designees and Otis and the Otis Designees to contribute, assign, transfer, convey and deliver to UTC or certain members of the UTC Group designated by UTC, and UTC or such other members of the UTC Group shall accept from Carrier, the Carrier Designees, Otis or the Otis Designees, as applicable, each of such Person’s respective direct or indirect right, title and interest in and to all UTC Assets held by Carrier, a Carrier Designee, Otis or an Otis Designee; and

(vi)          Acceptance and Assumption of UTC Liabilities.  UTC and certain members of the UTC Group designated by UTC shall accept and assume and agree faithfully to perform, discharge and fulfill all of the UTC Liabilities held by Carrier, any Carrier Designee, Otis or any Otis Designee, and UTC and the applicable members of the UTC Group shall be responsible for all UTC Liabilities in accordance with their respective terms, regardless of when or where such UTC Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such UTC Liabilities are asserted or determined (including any such UTC Liabilities arising out of claims made by UTC’s,

Carrier’s or Otis’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the UTC Group, the Carrier Group or the Otis Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the UTC Group, the Carrier Group or the Otis Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)          Transfer Documents.  In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of, the Plan of Reorganization prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the applicable other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the applicable other Party and the applicable members of its Group in accordance with Section 2.1(a); and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the applicable other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a).  All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among any of the Parties or members of their respective Groups to implement or in furtherance of the Plan of Reorganization prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents.”

(c)          Misallocations.  In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to another Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or any member of such Party’s Group) so entitled thereto shall accept such Asset.  Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person.  In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall receive or otherwise assume any Liability that is allocated to another Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or any member of such Party’s Group) responsible therefor shall accept, assume and agree to faithfully perform such Liability.

(d)          Waiver of Bulk-Sale and Bulk-Transfer Laws.  To the extent permissible under applicable Law, each of Carrier and Otis hereby waives compliance by each and every member of the UTC Group and, in the case of Carrier, the Otis Group, and in the case of Otis, the Carrier Group, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Carrier Assets or Otis Assets to any member of the Carrier Group or the Otis Group, respectively.  To the extent permissible under applicable Law, UTC hereby waives compliance by each and every member of the Carrier Group and the Otis Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the UTC Assets to any member of the UTC Group.

2.2          Carrier Assets; Otis Assets; UTC Assets.

(a)          Carrier Assets.  For purposes of this Agreement, “Carrier Assets” shall mean:

(i)          all issued and outstanding capital stock or other equity interests of the Carrier Transferred Entities and their respective Subsidiaries that are owned by any of the Parties or any member of their respective Groups as of the Effective Time;

(ii)          all Assets (other than cash and cash equivalents) of any of the Parties or any member of their respective Groups included or reflected as assets of the Carrier Group on the Carrier Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Carrier Balance Sheet; provided, that the amounts set forth on the Carrier Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Carrier Assets pursuant to this clause (ii);

(iii)          all Assets (other than cash and cash equivalents) of any of the Parties or any member of their respective Groups as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Carrier or members of the Carrier Group on a pro forma combined balance sheet of the Carrier Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Carrier Balance Sheet), it being understood that (A) the Carrier Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Carrier Assets pursuant to this clause (iii); and (B) the amounts set forth on the Carrier Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Carrier Assets pursuant to this clause (iii);

(iv)          all Assets of any of the Parties or any member of their respective Groups as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Carrier or any other member of the Carrier Group;

(v)          all Carrier Contracts as of the Effective Time and all rights, interests or claims of any of the Parties or any members of their respective Groups thereunder as of the Effective Time;

(vi)         all Carrier Intellectual Property Rights and Carrier Technology as of the Effective Time and all rights, interests or claims of any of the Parties or any member of their respective Groups thereunder as of the Effective Time;

(vii)       all Carrier Permits as of the Effective Time and all rights, interests or claims of any of the Parties or any members of their respective Groups thereunder as of the Effective Time;

(viii)      (A) all rights, interests and claims (other than those set forth in Section 2.2(b)(viii)(B)) of any of the Parties or any members of their respective Groups as of the Effective Time with respect to Information that is solely or primarily related to the Carrier Assets, the Carrier Liabilities, the Carrier Business or the Carrier Transferred Entities or their respective Subsidiaries and (B) subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information of any of the Parties or any members of their respective Groups as of the Effective Time that is related to, but not solely or primarily related to, the Carrier Assets, the Carrier Liabilities, the Carrier Business or the Carrier Transferred Entities or their respective Subsidiaries;

(ix)        any and all Assets (A) set forth on Schedule 2.2(a)(ix)(A) or (B) of any Carrier Captive Subsidiary;

(x)         any and all Assets set forth on Schedule 2.2(a)(x);

(xi)        subject to Section 2.9(d), all cash and cash equivalents held as of the Effective Time in bank or brokerage accounts owned exclusively by Carrier or any member of its Group; and

(xii)       all other Assets of any of the Parties or any member of their respective Groups as of the Effective Time that are used or held for use solely or primarily in the Carrier Business to the extent the category of such Asset is not already covered by subclauses (i)–(xi) of this subsection.

Notwithstanding the foregoing, the Carrier Assets shall not in any event include any Asset referred to in Section 2.2(b) or clauses (i) through (vii) of Section 2.2(c).

(b)          Otis Assets.  For purposes of this Agreement, “Otis Assets” shall mean:

(i)          all issued and outstanding capital stock or other equity interests of the Otis Transferred Entities and their respective Subsidiaries that are owned by any of the Parties or any member of their respective Groups as of the Effective Time;

(ii)         all Assets (other than cash and cash equivalents) of any of the Parties or any member of their respective Groups included or reflected as assets of the Otis Group on the Otis Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Otis Balance Sheet; provided, that the amounts set forth on the Otis Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Otis Assets pursuant to this clause (ii);

(iii)        all Assets (other than cash and cash equivalents) of any of the Parties or any member of their respective Groups as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Otis or members of the Otis Group on a pro forma combined balance sheet of the Otis Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Otis Balance Sheet), it being understood that (A) the Otis Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Otis Assets pursuant to this clause (iii); and (B) the amounts set forth on the Otis Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Otis Assets pursuant to this clause (iii);

(iv)        all Assets of any of the Parties or any member of their respective Groups as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Otis or any other member of the Otis Group;

(v)         all Otis Contracts as of the Effective Time and all rights, interests or claims of any of the Parties or any member of their respective Groups thereunder as of the Effective Time;

(vi)        all Otis Intellectual Property Rights and Otis Technology as of the Effective Time and all rights, interests or claims of any of the Parties or any member of their respective Groups thereunder as of the Effective Time;

(vii)       all Otis Permits as of the Effective Time and all rights, interests or claims of any of the Parties or any member of their respective Groups thereunder as of the Effective Time;

(viii)      (A) all rights, interests and claims (other than those set forth in Section 2.2(a)(viii)(B)) of any of the Parties or any member of their respective Groups as of the Effective Time with respect to Information that is primarily related to the Otis Assets, the Otis Liabilities, the Otis Business or the Otis Transferred Entities or their respective Subsidiaries and (B) subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information of any of the Parties or any members of their respective Groups as of the Effective Time that is related to, but not solely or primarily related to, the Otis Assets, the Otis Liabilities, the Otis Business or the Otis Transferred Entities or their respective Subsidiaries;

(ix)        any and all Assets (A) set forth on Schedule 2.2(b)(ix)(A) or (B) of any Otis Captive Subsidiary;

(x)         any and all Assets set forth on Schedule 2.2(b)(x);

(xi)        subject to Section 2.9(d), all cash and cash equivalents held as of the Effective Time in bank or brokerage accounts owned exclusively by Otis or any member of its Group; and

(xii)       all other Assets of any of the Parties or any member of their respective Groups as of the Effective Time that are used or held for use solely or primarily in the Otis Business to the extent the category of such Asset is not already covered by subclauses (i)–(xi) of this subsection.

Notwithstanding the foregoing, the Otis Assets shall not in any event include any Asset referred to in Section 2.2(a) or clauses (i) through (vii) of Section 2.2(c).

(c)          UTC Assets.  For the purposes of this Agreement, “UTC Assets” shall mean all Assets of any of the Parties or any member of their respective Groups as of the Effective Time, other than the Carrier Assets and Otis Assets, it being understood that, notwithstanding anything herein to the contrary, the UTC Assets shall include:

(i)          all Assets that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by UTC or any other member of the UTC Group;

(ii)         (A) the UTC Trademarks and (B) all UTC Intellectual Property Rights and UTC Technology as of the Effective Time and all rights, interests or claims of any of the Parties or any member of their respective Groups thereunder as of the Effective Time;

(iii)        all Permits of any of the Parties or any member of their respective Groups as of the Effective Time other than the Carrier Permits and the Otis Permits;

(iv)        (A) all rights, interests and claims (other than the rights, interests and claims set forth in Sections 2.2(a)(viii)(A), 2.2(a)(viii)(B), 2.2(b)(viii)(A) and 2.2(b)(viii)(B)) of any of the Parties or any member of their respective Groups as of the Effective Time with respect to Information and (B) subject to the provisions of the applicable Ancillary Agreements, a nonexclusive right to all Information described in Sections 2.2(a)(viii)(A) and 2.2(b)(viii)(A) that is related, but not solely or primarily related, to the UTC Assets, the UTC Liabilities or the UTC Business;

(v)         all proceeds from, and all other rights, interests and claims in or pursuant to, any settlement of claims entered into by any of the Parties or any member of their respective Groups at any time prior to the Effective Time under any insurance policy or insurance policy-related contract, other than the Assets referred to in Sections 2.2(a)(ix), 2.2(a)(x), 2.2(b)(ix) and 2.2(b)(x);

(vi)        all cash or cash equivalents of any of the Parties or any member of their respective Groups as of the Effective Time other than the cash or cash equivalents described in Sections 2.2(a)(xi) and 2.2(b)(xi); and

(vii)       any and all Assets set forth on Schedule 2.2(c).

2.3          Carrier Liabilities; Otis Liabilities; UTC Liabilities.

(a)          Carrier Liabilities.  For the purposes of this Agreement, “Carrier Liabilities” shall mean the following Liabilities of any of the Parties or any members of their respective Groups:

(i)          all Liabilities included or reflected as liabilities or obligations of Carrier or the members of the Carrier Group on the Carrier Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Carrier Balance Sheet; provided, that the amounts set forth on the Carrier Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Carrier Liabilities pursuant to this clause (i);

(ii)         all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Carrier or the members of the Carrier Group on a pro forma combined balance sheet of the Carrier Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Carrier Balance Sheet), it being understood that (B) the Carrier Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Carrier Liabilities pursuant to this clause (ii); and (B) the amounts set forth on the Carrier Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Carrier Liabilities pursuant to this clause (ii);

(iii)        all Liabilities arising out of any matter set forth on Schedule 2.3(a)(iii);

(iv)        all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the conduct of the Carrier Business or a Carrier Asset, including all Liabilities relating to, arising out of or resulting from any matter set forth on Schedule 2.3(a)(iv);

(v)         any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Carrier or any other member of the Carrier Group, and all agreements, obligations and Liabilities of any member of the Carrier Group under this Agreement or any of the Ancillary Agreements;

(vi)        any and all Liabilities (A) of any UTC Captive Entity or that are or have been transferred from a UTC Captive Entity to any Third-Party insurer, in each case to the extent that such Liabilities relate to, arise out of or result from the conduct of the Carrier Business or a Carrier Asset and (B) of any Carrier Captive Subsidiary (the “Carrier Captive Liabilities”);

(vii)       all Liabilities to the extent relating to, arising out of or resulting from the Carrier Contracts, the Carrier Intellectual Property Rights, the Carrier Technology, the Carrier Permits or the Carrier Financing Arrangements; and

(viii)       all Liabilities arising out of litigation or other claims (including in respect of Environmental Liabilities or asbestos Liabilities) made by any Third Party (including UTC’s, Otis’s or Carrier’s respective directors, officers, stockholders, employees and agents) against, or any investigations, sanctions or orders of any Governmental Authority in respect of or binding upon, any member of the UTC Group, the Otis Group or the Carrier Group to the extent (A) the facts underlying such litigation, claim, investigation, sanction or order relate to, arise out of or result from the conduct of the Carrier Business or the Carrier Assets or the other Liabilities of Carrier referred to in the foregoing clauses (i) through (vii) or (B) such litigation, claim, investigation, sanction or order includes or is based on allegations relating to, arising out of or resulting from any member of the UTC Group’s or of the Otis Group’s direct or indirect beneficial ownership of the capital stock of any member of the Carrier Group prior to the Effective Time or any member of the UTC Group’s or of the Otis Group’s management, oversight, supervision or operation of the Carrier Business, the Carrier Assets or the Carrier Liabilities prior to the Effective Time, including all Liabilities relating to, arising out of or resulting from any matter set forth on Schedule 2.3(a)(viii), it being understood that to the extent any such litigation, claim, investigation, sanction or order includes or is based on allegations relating to, arising out of or resulting from any member of the Carrier Group’s direct or indirect beneficial ownership of the capital stock of any member of the UTC Group or Otis Group prior to the Effective Time, any such Liabilities shall be UTC Liabilities and/or Otis Liabilities, as applicable, and not Carrier Liabilities;

provided that, notwithstanding anything to the contrary in this Section 2.3(a), the Parties agree that the Liabilities set forth on Schedule 2.3(b)(iii), Schedule 2.3(b)(iv), Schedule 2.3(b)(viii) and Schedule 2.3(c)(i) and any Liabilities of any member of the UTC Group or the Otis Group pursuant to the Ancillary Agreements shall not be Carrier Liabilities.

(b)          Otis Liabilities.  For the purposes of this Agreement, “Otis Liabilities” shall mean the following Liabilities of any of the Parties or any members of their respective Groups:

(i)          all Liabilities included or reflected as liabilities or obligations of Otis or the members of the Otis Group on the Otis Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Otis Balance Sheet; provided, that the amounts set forth on the Otis Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Otis Liabilities pursuant to this clause (i);

(ii)         all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Otis or the members of the Otis Group on a pro forma combined balance sheet of the Otis Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Otis Balance Sheet), it being understood that (A) the Otis Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Otis Liabilities pursuant to this clause (ii); and (B) the amounts set forth on the Otis Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Otis Liabilities pursuant to this clause (ii);

(iii)        all Liabilities arising out of any matter set forth on Schedule 2.3(b)(iii);

(iv)        all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the conduct of the Otis Business or an Otis Asset, including all Liabilities relating to, arising out of or resulting from any matter set forth on Schedule 2.3(b)(iv);

(v)         any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Otis or any other member of the Otis Group, and all agreements, obligations and Liabilities of any member of the Otis Group under this Agreement or any of the Ancillary Agreements;

(vi)        any and all Liabilities (A) of any UTC Captive Entity or that are or have been transferred from a UTC Captive Entity to a Third-Party insurer, in each case to the extent that such Liabilities relate to, arise out of or result from the conduct of the Otis Business or an Otis Asset and (B) of any Otis Captive Subsidiary (the “Otis Captive Liabilities”);

(vii)       all Liabilities to the extent relating to, arising out of or resulting from the Otis Contracts, the Otis Intellectual Property Rights, the Otis Technology, the Otis Permits or the Otis Financing Arrangements; and

(viii)      all Liabilities arising out of litigation or other claims (including in respect of Environmental Liabilities or asbestos Liabilities) made by any Third Party (including UTC’s, Carrier’s or Otis’s respective directors, officers, stockholders, employees and agents) against, or any investigations, sanctions or orders of any Governmental Authority in respect of or binding upon, any member of the UTC Group, the Carrier Group or the Otis Group to the extent (A) the facts underlying such litigation, claim, investigation, sanction or order relate to, arise out of or result from the conduct of the Otis Business or the Otis Assets or the other Liabilities of Otis referred to in the foregoing clauses (i) through (vii) or (B) such litigation, claim, investigation, sanction or order includes or is based on allegations relating to, arising out of or resulting from any member of the UTC Group’s or of the Carrier Group’s direct or indirect beneficial ownership of the capital stock of any member of the Otis Group prior to the Effective Time or any member of the UTC Group’s or of the Carrier Group’s management, oversight, supervision or operation of the Otis Business, the Otis Assets or the Otis Liabilities prior to the Effective Time, including all Liabilities relating to, arising out of or resulting from any matter set forth on Schedule 2.3(b)(viii), it being understood that to the extent any such litigation, claim, investigation, sanction or order includes or is based on allegations relating to, arising out of or resulting from any member of the Otis Group’s direct or indirect beneficial ownership of the capital stock of any member of the UTC Group or Carrier Group prior to the Effective Time, any such Liabilities shall be UTC Liabilities and/or Carrier Liabilities, as applicable, and not Otis Liabilities;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(a)(iii), Schedule 2.3(a)(iv), Schedule 2.3(a)(viii) and Schedule 2.3(c)(i) and any Liabilities of any member of the UTC Group or the Carrier Group pursuant to the Ancillary Agreements shall not be Otis Liabilities.

(c)          UTC Liabilities.  For the purposes of this Agreement, “UTC Liabilities” shall mean (i) all Liabilities arising out of any matter set forth on Schedule 2.3(c)(i), (ii) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the UTC Group and, prior to the Effective Time, any member of the Carrier Group or Otis Group, in each case that are not Carrier Liabilities or Otis Liabilities and (iii) all Liabilities arising out of litigation or other claims (including in respect of Environmental Liabilities and asbestos Liabilities) made by any Third Party (including UTC’s, Carrier’s or Otis’s respective directors, officers, stockholders, employees and agents) against, or any investigations, sanctions or orders of any Governmental Authority in respect of or binding upon, any member of the UTC Group, the Carrier Group or the Otis Group to the extent the facts underlying such litigation, claim, investigation, sanction or order, relate to, arise out of or result from the conduct of the UTC Business or the UTC Assets or the other Liabilities of UTC referred to in the foregoing clauses (i) and (ii), it being understood that to the extent any such litigation, claim, investigation, sanction or order includes or is based on allegations relating to, arising out of or resulting from any member of the UTC Group’s direct or indirect beneficial ownership of the capital stock of any member of the Carrier Group or Otis Group prior to the Effective Time or any member of the UTC Group’s management, oversight, supervision or operation of the Carrier Business, the Otis Business, the Carrier Assets, the Otis Assets, the Carrier Liabilities or the Otis Liabilities, as applicable, prior to the Effective Time (including all Liabilities relating to, arising out of or resulting from any matter set forth on Schedule 2.3(a)(viii) or Schedule 2.3(b)(viii)), any such Liabilities shall be Carrier Liabilities and/or Otis Liabilities, as applicable, and not UTC Liabilities.

2.4          Approvals, Notifications and Delays.

(a)          Approvals and Notifications.  To the extent that the transfer or assignment of any Asset, the assumption of any Liability, the Separation, or the Distributions require any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between UTC, Carrier and Otis, none of UTC, Carrier or Otis shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to amended contract terms) to any Person in order to obtain or make such Approvals or Notifications.

(b)          Delayed Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to a Party’s Group of any Asset or assumption by a Party’s Group of any Liability in connection with the Separation or the Distributions would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the applicable Effective Time then, unless the applicable Parties shall otherwise mutually determine, the transfer or assignment to the applicable Group of such Assets or the assumption by the applicable Group of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made.  Notwithstanding the foregoing, any such Assets or Liabilities shall continue to constitute Assets of the applicable Party to which such Assets were to be transferred or assigned, or Liabilities of the applicable Party by which such Liabilities were to be assumed, respectively, for all other purposes of this Agreement.

(c)          Treatment of Delayed Assets and Delayed Liabilities.  If any transfer or assignment of any Asset (or a portion thereof) or any assumption of any Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the applicable Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Asset (or a portion thereof), a “Delayed Asset” and any such Liability (or a portion thereof), a “Delayed Liability”), then, insofar as reasonably possible and subject to applicable Law, the Person retaining such Delayed Asset or such Delayed Liability (the “Holding Member”), as the case may be, shall thereafter hold such Delayed Asset or Delayed Liability, as the case may be, on behalf of the Person entitled to the benefits of such Delayed Asset or obligated to discharge such Delayed Liability, as applicable (the “Receiving Member”) (at the expense of the Receiving Member).  In addition, the Holding Member shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Receiving Member in order to place the Receiving Member in a substantially similar position as if such Delayed Asset or Delayed Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Asset or Delayed Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Receiving Member’s Group.

(d)          Transfer of Delayed Assets and Delayed Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Asset or the deferral of assumption of any Delayed Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed Asset or the assumption of any Delayed Liability have been removed, the transfer or assignment of the applicable Delayed Asset or the assumption of the applicable Delayed Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)          Costs for Delayed Assets and Delayed Liabilities.  No Holding Member shall be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Receiving Member or another member of the Receiving Member’s Group, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Receiving Member or another member of the Receiving Member’s Group entitled to the benefits of such Delayed Asset or obligated to discharge such Delayed Liability, as applicable.

2.5          Novation of Liabilities.

(a)          Except as set forth in Schedule 2.5(a) and in Section 5.1 of the Intellectual Property Agreement, each of UTC, Carrier and Otis, at the request of any other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all UTC Liabilities, Carrier Liabilities or Otis Liabilities, as applicable, and obtain in writing the unconditional release of each member of each other Party’s Group that is a party to any such arrangements, so that, in any such case, the members of the Carrier Group shall be solely responsible for such Carrier Liabilities, the members of the Otis Group shall be solely responsible for such Otis Liabilities, and the members of the UTC Group shall be solely responsible for such UTC Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, none of UTC, Carrier or Otis shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to amended contract terms) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(b)          If the Parties are unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and a member of any Group (the “Bound Member”) continues to be bound by any such arrangement or responsible for any such Liability with respect to which such Bound Member would not be bound or responsible had such required consent, substitution, approval, amendment or release been obtained (each, an “Unreleased Liability”), the Party to whose Group such Liability is allocated under this Agreement (the “Designated Party”) shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for the Bound Member, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of the Bound Member that constitute Unreleased Liabilities from and after the Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to the time any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Bound Member’s Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Liabilities shall otherwise become assignable or able to be novated, the Bound Member shall promptly assign, or cause to be assigned, and the Designated Party or the applicable member of its Group shall assume, such Unreleased Liabilities without exchange of further consideration.

(c)          Without limiting the Parties’ rights and obligations pursuant to Article IV:

(i)          if Carrier or Otis, or any member of their respective Groups, is a named defendant in a Third-Party Claim that does not arise out of any UTC Liabilities but to which UTC or a member of its Group is a named defendant, Carrier or Otis, as applicable, shall promptly use, or cause the applicable member of its Group to use, commercially reasonable efforts to obtain the dismissal of UTC or any applicable members of the UTC Group as defendants to such Third-Party Claim;

(ii)         if UTC or Carrier, or any member of their respective Groups, is a named defendant in a Third-Party Claim that does not arise out of any Otis Liabilities but to which Otis or a member of its Group is a named defendant, UTC or Carrier, as applicable, shall promptly use, or cause the applicable member of its Group to use, commercially reasonable efforts to obtain the dismissal of Otis or any applicable members of the Otis Group as defendants to such Third-Party Claim; and

(iii)        if UTC or Otis, or any member of their respective Groups, is a named defendant in a Third-Party Claim that does not arise out of any Carrier Liabilities but to which Carrier or a member of its Group is a named defendant, UTC or Otis, as applicable, shall promptly use, or cause the applicable member of its Group to use, commercially reasonable efforts to obtain the dismissal of Carrier or any applicable members of the Carrier Group as defendants to such Third-Party Claim.

Notwithstanding the foregoing, no Party or member of its Group shall be required to take any action pursuant to this Section 2.5(c) that would reasonably be expected to be detrimental in any material respect to such Person’s litigation strategy or defense of the applicable Third-Party Claim or any related Third-Party Claim.

2.6          Release of Guarantees.  In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)          On or prior to the applicable Effective Time or as soon as practicable thereafter, each of UTC, Carrier and Otis, as applicable, shall, at the request of any other Party that serves (or a member of whose Group serves) as a guarantor of or obligor for any of such first Party’s (or a member of such first Party’s Group’s) Liabilities, including through any Security Interest on or in any of such other Party’s (or a member of such other Party’s Group’s) Assets that serve as collateral or security for any of such first Party’s (or a member of such first Party’s Group’s) Liabilities, and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to, as applicable:  (i) have any member(s) of the UTC Group removed as guarantor of or obligor for any Carrier or Otis Liability to the extent that such guarantee or obligation relates to Carrier or Otis Liabilities, including the removal of any Security Interest on or in any UTC Asset that may serve as collateral or security for any such Carrier or Otis Liability; (ii) have any member(s) of the Carrier Group removed as guarantor of or obligor for any UTC or Otis Liability to the extent that such guarantee or obligation relates to UTC or Otis Liabilities, including the removal of any Security Interest on or in any Carrier Asset that may serve as collateral or security for any such UTC or Otis Liability; and (iii) have any member(s) of the Otis Group removed as guarantor of or obligor for any UTC or Carrier Liability to the extent that such guarantee or obligation relates to UTC or Carrier Liabilities, including the removal of any Security Interest on or in any Otis Asset that may serve as collateral or security for any such UTC or Carrier Liability.

(b)          Notwithstanding anything herein to the contrary, to the extent required to obtain a release from a guarantee of any member of another Party’s Group, UTC, Carrier or Otis, as applicable, shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Asset of such other Party that may serve as collateral or security for any UTC Liability, Carrier Liability or Otis Liability, as applicable, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions, either (i) with which UTC, Carrier or Otis, as applicable, would be reasonably unable to comply or (ii) which UTC, Carrier or Otis, as applicable, would not reasonably be able to avoid breaching.

(c)          If UTC, Carrier or Otis is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability that such guarantee relates to shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of UTC, Carrier and Otis, on behalf of itself and the other members of its Group, agrees not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the guarantor or obligor or a member of its Group is or may be liable unless all obligations of such guarantor or obligor and the members of such guarantor or obligor’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such guarantor or obligor.

2.7          Termination of Agreements.

(a)          Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, each of UTC, Carrier and Otis and each member of their respective Groups hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among a Party and/or any member of such Party’s Group, on the one hand, and another Party and/or any member of such other Party’s Group, on the other hand, effective as of the applicable Effective Time.  No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)          The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):  (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto (including any Shared Contracts); (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of UTC, Carrier or Otis, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any agreements for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of any Group from a member of another Group prior to the Effective Time.

(c)          All of the intercompany accounts receivable and accounts payable between any member of a Party’s Group, on the one hand, and any member of another Party’s Group, on the other hand, outstanding as of the Effective Time shall, as promptly as practicable after the Effective Time, be repaid, settled or otherwise eliminated in a manner as determined by UTC in its sole and absolute discretion (acting in good faith).

2.8          Treatment of Shared Contracts.

(a)          Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the applicable Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement (i) a portion of which would, without taking into account the provisions of this Section 2.8, be a Carrier Contract or an Otis Contract, but the remainder of which would be a UTC Asset, (ii) a portion of which would, without taking into account the provisions of this Section 2.8, be a Carrier Contract, but the remainder of which would be an Otis Contract, or (iii) a portion of which would, without taking into account the provisions of this Section 2.8, be a Carrier Contract, a portion of which would, without accounting for the provisions of this Section 2.8, be an Otis Contract, but the remainder of which would be a UTC Asset (any such contract or agreement described in clauses (i), (ii) or (iii), a “Shared Contract”), shall be deemed to be, notwithstanding anything to the contrary in Section 2.1, (A) in the case of a customer or distribution contract that primarily relates to the Carrier Business, a Carrier Contract, (B) in the case of a customer or distribution contract that primarily relates to the Otis Business, an Otis Contract, (C) in the case of any other Shared Contract described in clauses (i) or (iii), a UTC Asset, (D) in the case of any other Shared Contract described in clause (ii) that primarily relates to the Carrier Business, a Carrier Contract and (F) in the case of any other Shared Contract described in clause (ii) that primarily relates to the Otis Business, an Otis Contract; provided, however, that the Parties will use commercially reasonable efforts so that as of the Effective Time, each Party or the member of its Group that is party to a Shared Contract that was not allocated to it pursuant to this Agreement may be entitled to the rights and benefits of, and obligated to discharge any Liabilities with respect to, that portion of the Shared Contract that relates to the UTC Business, the Carrier Business or the Otis Business, as the case may be (in each case, to the extent so related), whether through new agreement, amendment or partial assignment of the relevant portion of such Shared Contract; provided, further, that (1) in no event shall any member of any Group be required to assign (or amend) a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment or amendment where such consents or conditions have not been obtained or fulfilled) and (2) if any Shared Contract cannot be so assigned by its terms or otherwise, or cannot be amended, or cannot be replaced with a new agreement, or if such assignment, amendment or new agreement would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other applicable Parties with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other applicable Parties the ability to exercise any applicable rights under such Shared Contract) to cause a member of such other applicable Party’s respective Group to receive the rights and benefits of that portion of each Shared Contract that relates to the UTC Business, the Carrier Business or the Otis Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group or amended, or a new agreement had been entered into, in each case to allow a member of the applicable Group to exercise applicable rights under such Shared Contract pursuant to this Section 2.8, and to require a member of the applicable Group to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)          Each of UTC, Carrier and Otis shall, and shall cause the members of its Group to, (i) treat for all income Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any income Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)          Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9          Bank Accounts; Cash Balances.

(a)          Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by such Party or any member of its Group (collectively, the “Accounts”) so that each such Account, if currently Linked to any Account of another Party is de-Linked from such other Party’s Account, subject to any transitory arrangements as may otherwise be agreed between members of the applicable Parties’ respective Groups.

(b)          It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place (i) cash management processes pursuant to which the Carrier Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Carrier or a member of the Carrier Group and (ii) cash management processes pursuant to which the Otis Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Otis or a member of the Otis Group.

(c)          It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place cash management processes pursuant to which the UTC Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by UTC or a member of the UTC Group.

(d)          With respect to any outstanding checks issued or payments initiated by UTC, Carrier, Otis or any members of their respective Group prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)          As between UTC, Carrier and Otis (and the members of their respective Groups), all payments or reimbursements received after the Effective Time by any of the Parties (or any member of their respective Groups) that relate to a business, Asset or Liability of another Party (or any member of such other Party’s Group), shall be held by such first Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such first Party of any such payment or reimbursement, such first Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.10        Ancillary Agreements.  Effective on or prior to the Effective Time, each of UTC, Carrier and Otis will, or will cause the applicable members of its Group to, execute and deliver all Ancillary Agreements to which it is a party (other than Transfer Documents executed and delivered prior to the date hereof).

2.11        Disclaimer of Representations and Warranties.  EACH OF UTC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE UTC GROUP), CARRIER (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CARRIER GROUP) AND OTIS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OTIS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO:  (A) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION WITH SUCH TRANSFER OR ASSUMPTION, (C) THE VALUE OR

FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE), AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12          Financing Arrangements; Cash Transfers.

(a)          Prior to the Carrier Effective Time, (i) Carrier and/or other members of the Carrier Group will enter into one or more financing arrangements and agreements, as set forth on Schedule 2.12(a) (the “Carrier Financing Arrangements”), pursuant to which it or they shall borrow prior to the Carrier Effective Time an aggregate principal amount of approximately $11,000,000,000 and (ii) Carrier shall distribute, convey or otherwise transfer in the manner determined by UTC some or all (as determined by UTC) of the proceeds of the Carrier Financing Arrangements to UTC as partial consideration for the transfer of Carrier Assets to Carrier in the Carrier Contribution pursuant to Section 2.1 (such transfer, distribution or conveyance, the “Carrier Cash Transfer”).  UTC and Carrier agree to take all necessary actions to assure the full release and discharge of UTC and the other members of the UTC Group from all obligations (including any guarantees) in connection with the Carrier Financing Arrangements as of no later than the Carrier Effective Time.  The Parties agree that Carrier or another member of the Carrier Group, as the case may be, and not UTC or Otis or any member of their respective Groups, are and shall be responsible for all costs and expenses incurred in connection with the Carrier Financing Arrangements.

(b)          Prior to the Otis Effective Time, (i) Otis and/or other members of the Otis Group will enter into one or more financing arrangements and agreements, as set forth on Schedule 2.12(b) (the “Otis Financing Arrangements”), pursuant to which it or they shall borrow prior to the Otis Effective Time an aggregate principal amount of approximately $6,300,000,000 and (ii) Otis shall distribute, convey or otherwise transfer in the manner determined by UTC some or all (as determined by UTC) of the proceeds of the Otis Financing Arrangements to UTC as partial consideration for the transfer of Otis Assets to Otis in the Otis Contribution pursuant to Section 2.1 (such transfer, distribution or conveyance, the “Otis Cash Transfer”).  UTC and Otis agree to take all necessary actions to assure the full release and discharge of UTC and the other members of the UTC Group from all obligations (including any guarantees) in connection with the Otis Financing Arrangements as of no later than the Otis Effective Time.  The Parties agree that Otis or another member of the Otis Group, as the case may be, and not UTC or Carrier or any member of their respective Groups, are and shall be responsible for all costs and expenses incurred in connection with the Otis Financing Arrangements.

(c)          Prior to the Second Effective Time, UTC, Carrier and Otis shall cooperate as necessary in the preparation of all materials as may be necessary or advisable to execute the Carrier Financing Arrangements and the Otis Financing Arrangements, as applicable.

2.13          Financial Information Certifications.

(a)          UTC’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Carrier and Otis as UTC’s Subsidiaries.  In order to enable the principal executive officer and principal financial officer of each of Carrier and Otis to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 following the applicable Distribution in respect of any quarterly or annual fiscal period of Carrier or Otis, as applicable, that begins on or prior to the applicable Distribution Date (a “Straddle Period”), upon twenty (20) business days’ (or such shorter period as may elapse between the Effective Time and the due date for such filing) advance written request by Carrier or Otis, as applicable, UTC shall provide Carrier or Otis, as applicable, with one (1) or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall (i) be with respect to the portion of the applicable Straddle Period on or prior to the applicable Distribution Date (it being understood that no certification need be provided with respect to any period or portion of any period after the applicable Distribution Date) and (ii) be in substantially the same form as those that had been provided by officers or employees of UTC in similar certifications delivered prior to the applicable Distribution Date, with such changes thereto as UTC may reasonably determine.  Such certification(s) shall be provided by UTC (and not by any officer or employee in their individual capacity).

(b)          In order to enable the principal executive officer and principal financial officer of UTC to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002 for any Straddle Period, upon twenty (20) business days’ (or such shorter period as may elapse between the Effective Time and the due date for such filing) advance written request by UTC, Carrier or Otis, as applicable, shall provide UTC with one or more certifications with respect to the applicable disclosure controls and procedures and internal controls over financial reporting (as each is contemplated by the Exchange Act), and the effectiveness thereof and whether there were any changes in such internal controls over financial reporting that have materially affected or are reasonably likely to materially affect such internal control over financial reporting, which certification(s) shall (i) be with respect to the portion of the applicable Straddle Period on or prior to the applicable Distribution Date (it being understood that no certification need be provided with respect to any period or portion of any period after the applicable Distribution Date) and (ii) be in substantially the same form as those that had been provided by officers or employees of UTC or any of its Subsidiaries in similar certifications delivered prior to the applicable Distribution Date, with such changes thereto as Carrier or Otis, as applicable, may reasonably determine.  Such certification(s) shall be provided by Carrier or Otis (and not by any officer or employee in their individual capacity).

2.14        Transition Committee.  Prior to the First Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of an equal number of members from UTC, Carrier and Otis.  From and after the applicable Effective Time, the Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements.  From and after the applicable Effective Time, the Transition Committee shall have the authority to (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of any of the Parties or any members of their respective Groups, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the monitoring and managing authority of the Transition Committee; and (c) combine, modify the scope of responsibility of, and disband any such subcommittees, and to modify or reverse any such delegations.  The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.14 and may modify such procedures from time to time.  All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed by each of the applicable Parties.  The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III
THE DISTRIBUTIONS

3.1          Sole and Absolute Discretion; Cooperation.

(a)          Prior to the applicable Effective Time, subject to the applicable provisions of the Merger Agreement, UTC shall, in its sole and absolute discretion, determine the terms of each Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect each such Distribution and the timing and conditions to the consummation of each such Distribution.  In addition, with respect to each Distribution, UTC may, at any time and from time to time until the consummation of such Distribution, modify or change the terms of such Distribution, including by accelerating or delaying the timing of the consummation of all or part of such Distribution or waiving or imposing conditions to the consummation of such Distribution.  Prior to the First Effective Time, nothing in this Agreement shall in any way limit UTC’s right to terminate this Agreement or either or each Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.  Following the First Effective Time, subject to Section 10.14, nothing in this Agreement shall in any way limit UTC’s right to amend, modify or abandon the Second Distribution at any time prior to the Second Effective Time in its sole and absolute discretion, without approval or consent of any other Person, including Carrier and Otis.

(b)          Each of Carrier and Otis shall cooperate with UTC to accomplish the Carrier Distribution and the Otis Distribution, respectively, and shall, at UTC’s direction,

promptly take any and all actions necessary or desirable to effect the Carrier Distribution or the Otis Distribution, respectively, including in respect of the registration under the Exchange Act of Carrier Shares on the Carrier Form 10 or Otis Shares on the Otis Form 10, as applicable.  UTC shall select any investment bank or manager in connection with each Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors in connection with each such Distribution.  Carrier or Otis, as the case may be, will provide to the Distribution Agent any Information required in order to complete the Carrier Distribution or the Otis Distribution.

3.2          Actions Prior to the Distribution.  Prior to the applicable Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with each Distribution:

(a)          Notice to NYSE.  UTC shall, to the extent practical, give the NYSE advance notice of the applicable Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)          Certificate of Incorporation and Bylaws of Carrier and Otis.  (i) On or prior to the Carrier Distribution Date, UTC and Carrier shall take all necessary actions so that, as of the Carrier Effective Time, the Carrier Certificate of Incorporation and the Carrier Bylaws shall become the certificate of incorporation and bylaws, respectively, of Carrier, and (ii) on or prior to the Otis Distribution Date, UTC and Otis shall take all necessary actions so that, as of the Otis Effective Time, the Otis Certificate of Incorporation and the Otis Bylaws shall become the certificate of incorporation and bylaws, respectively, of Otis.

(c)          Directors and Officers of Carrier and Otis.

(i)          On or prior to the Carrier Distribution Date, UTC and Carrier shall take all necessary actions so that as of the Carrier Effective Time:  (A) the directors and executive officers of Carrier shall be those set forth in the Carrier Information Statement made available to the Record Holders prior to the Carrier Distribution Date, unless otherwise determined by UTC; (B) each individual referred to in clause (A) shall have resigned from his or her position, if any, as a member of the UTC Board and/or as an executive officer of UTC; and (C) Carrier shall have such other officers as Carrier shall appoint.

(ii)         On or prior to the Otis Distribution Date, UTC and Otis shall take all necessary actions so that as of the Otis Effective Time:  (A) the directors and executive officers of Otis shall be those set forth in the Otis Information Statement made available to the Record Holders prior to the Otis Distribution Date, unless otherwise determined by UTC; (B) each individual referred to in clause (A) shall have resigned from his or her position, if any, as a member of the UTC Board and/or as an executive officer of UTC; and (C) Otis shall have such other officers as Otis shall appoint.

(d)          NYSE Listing.  Each of Carrier and Otis shall prepare and file, and shall use its best efforts to have approved, an application for the listing of the Carrier Shares and the

Otis Shares, respectively, to be distributed in the Carrier Distribution and the Otis Distribution, respectively, on the NYSE, subject to official notice of distribution.

(e)          Securities Law Matters.  Each of Carrier and Otis shall file any amendments or supplements to the Carrier Form 10 and the Otis Form 10, respectively, as UTC may determine to be necessary or advisable in order to cause the Form 10s to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.  UTC, Carrier and Otis shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Each of UTC, Carrier and Otis will prepare, and Carrier and Otis will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which UTC determines are necessary or desirable to effectuate the Carrier Distribution or the Otis Distribution, as applicable, and UTC, Carrier and Otis shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.  UTC, Carrier and Otis shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distributions.

(f)          Availability of Information Statement.  (i) UTC shall, as soon as is reasonably practicable after the Carrier Form 10 is declared effective under the Exchange Act and the UTC Board has approved the Carrier Distribution, cause the Carrier Information Statement to be made available to the Record Holders; and (ii) UTC shall, as soon as is reasonably practicable after the Otis Form 10 is declared effective under the Exchange Act and the UTC Board has approved the Otis Distribution, cause the Otis Information Statement to be made available to the Record Holders.

(g)          The Distribution Agent.  UTC shall enter into one or more distribution agent agreements with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding each Distribution.

(h)          Stock-Based Employee Benefit Plans.  Each of UTC, Carrier and Otis shall take all actions as may be necessary to approve any grants of adjusted equity awards by UTC (in respect of UTC Shares), Carrier (in respect of Carrier Shares) and Otis (in respect of Otis Shares) in connection with the Distributions in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3          Conditions to Each Distribution.

(a)          Subject to the applicable provisions of the Merger Agreement, the consummation of each Distribution will be subject to the satisfaction, or waiver by UTC in its sole and absolute discretion, of the following conditions:

(i)          The SEC shall have declared effective the applicable Form 10 and the applicable Form 10 shall not be the subject of any stop order or any legal,

administrative, arbitral or other action, suit, investigation, proceeding, complaint, indictment or litigation by the SEC seeking a stop order.

(ii)         The applicable Information Statement shall have been made available to the Record Holders.

(iii)        UTC shall have received the IRS Ruling, and such IRS Ruling shall continue to be valid as of the applicable Effective Time.

(iv)        UTC shall have received an opinion from its outside counsel regarding the qualification of certain elements of the applicable Distribution under Section 355 of the Code, and such opinion shall continue to be valid as of the applicable Effective Time.

(v)        UTC shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation or accounting firms or investment banks as to (A) the adequacy of surplus under Delaware Law with respect to Carrier or Otis, as applicable, to effect the Carrier Cash Transfer or Otis Cash Transfer, as applicable, and with respect to UTC, to effect the applicable Distribution, and (B) the solvency of each of UTC and, as applicable, Carrier or Otis after giving effect to the foregoing.

(vi)        The transfer of the Carrier Assets or Otis Assets (other than any Delayed Asset), as applicable, and Carrier Liabilities or Otis Liabilities (other than any Delayed Liability), as applicable, contemplated to be transferred from UTC or Otis (or the applicable member of their respective Groups) to Carrier (or the applicable member of its Group) or UTC or Carrier (or the applicable member of their respective Groups) to Otis (or the applicable member of its Group), as applicable, on or prior to the applicable Distribution, and the transfer of the UTC Assets (other than any Delayed Asset) and UTC Liabilities (other than any Delayed Liability) contemplated to be transferred from Carrier or Otis, as applicable, to UTC on or prior to the applicable Distribution, in each case as contemplated by Section 2.1 and pursuant to the Plan of Reorganization, shall have been completed in all material respects.

(vii)       The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(viii)      Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(ix)        No Governmental Authority of competent jurisdiction shall have issued or entered into any injunction or other decree, order, judgment, writ, stipulation, award or temporary restraining order, and no applicable Law shall have been enacted or promulgated, in each case that (whether temporary or permanent) has the effect of enjoining or otherwise prohibiting the consummation of the Separation, the applicable Distribution or any of the transactions related thereto.

(x)         The Carrier Shares, in the case of the Carrier Distribution, or the Otis Shares, in the case of the Otis Distribution, to be distributed to the Record Holders in the applicable Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(xi)        (A) Carrier and/or other members of its Group, in the case of the Carrier Distribution, or Otis and/or the members of its Group, in the case of the Otis Distribution, shall have assumed or entered into, in the case of the Carrier Distribution, the Carrier Financing Arrangements and incurred at least an aggregate of $11,000,000,000 of new indebtedness pursuant thereto, or in the case of the Otis Distribution, the Otis Financing Arrangements and incurred at least an aggregate of $6,300,000,000 of new indebtedness pursuant thereto; (B) UTC shall have received the proceeds from the Carrier Cash Transfer in the case of the Carrier Distribution or the Otis Cash Transfer in the case of the Otis Distribution; and (C) UTC shall be satisfied in its sole and absolute discretion that it shall have no further Liability whatsoever, in the case of the Carrier Distribution, under the Carrier Financing Arrangements as of the Carrier Effective Time, or in the case of the Otis Distribution, under the Otis Financing Arrangements, as of the Otis Effective Time.

(xii)       No other events or developments shall exist or shall have occurred that, in the judgment of the UTC Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the applicable Distribution or the applicable transactions contemplated by this Agreement or any Ancillary Agreement.

(b)          The foregoing conditions are for the sole benefit of UTC and shall not give rise to or create any duty on the part of UTC or the UTC Board to waive or not waive any such condition or in any way limit UTC’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.  Any determination made by the UTC Board prior to the applicable Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) with respect to such Distribution shall be conclusive and binding on the Parties.  If UTC waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4          The Distributions.

(a)          Subject to Section 3.3, on or prior to the applicable Effective Time, Carrier or Otis, as applicable, will deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding Carrier Shares or Otis Shares as is necessary to effect the Carrier Distribution or the Otis Distribution, as applicable, and shall cause the transfer agent for the UTC Shares to instruct the Distribution Agent to distribute at the applicable Effective Time the appropriate number of Carrier Shares or Otis Shares, as applicable, to each such Record Holder or designated transferee or transferees of such Record Holder by way of direct registration in book-entry form.  Neither Carrier nor Otis will issue paper stock certificates in respect of such Carrier Shares or Otis Shares, respectively.

(b)          Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive (i) in the Carrier Distribution, a number of whole Carrier Shares equal to the number of UTC Shares held by such Record Holder on the applicable Record Date multiplied by the Carrier Distribution Ratio, rounded down to the nearest whole number, and (ii) in the Otis Distribution, a number of whole Otis Shares equal to the number of UTC Shares held by such Record Holder on the applicable Record Date multiplied by the Otis Distribution Ratio, rounded down to the nearest whole number.

(c)          No fractional shares will be distributed or credited to book-entry accounts in connection with the Distributions, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareowner of Carrier or Otis.  In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a Carrier Share or an Otis Share pursuant to the applicable Distribution, shall be paid cash, without any interest thereon, as hereinafter provided.  As soon as practicable after the applicable Effective Time, UTC shall direct the Distribution Agent to determine the number of whole and fractional Carrier Shares or Otis Shares, as applicable, allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Distribution Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions.  None of UTC, Carrier, Otis or the Distribution Agent will be required to guarantee any minimum sale price for the fractional Carrier Shares or Otis Shares sold in accordance with this Section 3.4(c).  None of UTC, Carrier or Otis will be required to pay any interest on the proceeds from the sale of fractional shares.  Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of UTC, Carrier or Otis.  Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of UTC Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)          Any Carrier Shares or Otis Shares or cash in lieu of fractional shares with respect to Carrier Shares or Otis Shares that remain unclaimed by any Record Holder one hundred eighty (180) days after the applicable Distribution Date shall be delivered to Carrier or Otis, respectively, and each of Carrier and Otis, or its transfer agent on its behalf, shall hold such Carrier Shares or Otis Shares, as applicable, and cash for the account of such Record Holder, and the Parties agree that all obligations to provide such Carrier Shares or Otis Shares, as applicable, and cash, if any, in lieu of fractional share interests shall be obligations of Carrier and Otis, respectively, subject in each case to applicable escheat or other abandoned property Laws, and UTC shall have no Liability with respect thereto.

(e)          Until the Carrier Shares and Otis Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the applicable Effective Time, each of

Carrier and Otis will regard the Persons entitled to receive such Carrier Shares or Otis Shares, as applicable, as record holders of Carrier Shares or Otis Shares, as applicable, in accordance with the terms of the Distributions without requiring any action on the part of such Persons.  Each of Carrier and Otis agrees that, subject to any transfers of such shares, from and after the applicable Effective Time, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the Carrier Shares or Otis Shares, as applicable, then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership (as determined by Carrier or Otis, as applicable, or their respective transfer agent) of the Carrier Shares or Otis Shares, as applicable, then held by such holder.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

4.1          Release of Pre-Distribution Claims.

(a)          Carrier Release of UTC and Otis.  Except as provided in Sections 4.1(d) and 4.1(e), effective as of the Effective Time, Carrier does hereby, for itself and each other member of the Carrier Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Carrier Group or have served as directors, officers, agents or employees of another Person at the request of any member of the Carrier Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) UTC, Otis and the members of their respective Groups, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the UTC Group or the Otis Group or have served as directors, officers, agents or employees of another Person at the request of any member of the UTC Group or the Otis Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Carrier Transferred Entity or any Subsidiary thereof and who are not, as of immediately following the Effective Time, directors, officers or employees of Carrier or a member of the Carrier Group (in each case, in their respective capacities as such), in each case from:  (A) all Carrier Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distributions and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Carrier Business, the Carrier Assets, the Carrier Liabilities or any member of the UTC Group’s or of the Otis Group’s direct or indirect beneficial ownership of the capital stock of any member of the Carrier Group or any member of the UTC Group’s or of the Otis Group’s management, oversight, supervision or operation of the Carrier Business, the Carrier Assets or the Carrier Liabilities.

(b)          Otis Release of UTC and Carrier.  Except as provided in Sections 4.1(d) and 4.1(e), effective as of the Effective Time, Otis does hereby, for itself and each other member of the Otis Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Otis Group or have served as directors, officers, agents or employees of another Person at the request of any member of the Otis Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) UTC, Carrier and the members of their respective Groups, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the UTC Group or the Carrier Group or have served as directors, officers, agents or employees of another Person at the request of any member of the UTC Group or the Carrier Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of an Otis Transferred Entity or any Subsidiary thereof and who are not, as of immediately following the Effective Time, directors, officers or employees of Otis or a member of the Otis Group (in each case, in their respective capacities as such), in each case from:  (A) all Otis Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distributions and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Otis Business, the Otis Assets, the Otis Liabilities or any member of the UTC Group’s or of the Carrier Group’s direct or indirect beneficial ownership of the capital stock of any member of the Otis Group or any member of the UTC Group’s or of the Carrier Group’s  management, oversight, supervision or operation of the Otis Business, the Otis Assets or the Otis Liabilities.

(c)          UTC Release of Carrier and Otis.  Except as provided in Sections 4.1(d) and 4.1(e), effective as of the Effective Time, UTC does hereby, for itself and each other member of the UTC Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the UTC Group or have served as directors, officers, agents or employees of another Person at the request of any member of the UTC Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Carrier, Otis and the members of their respective Groups and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Carrier Group or the Otis Group or have served as directors, officers, agents or employees of another Person at the request of any member of the Carrier Group or the Otis Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all UTC Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distributions and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the UTC Business, the UTC Assets or the UTC Liabilities.

(d)          Obligations Not Affected.  Nothing contained in Section 4.1(a), 4.1(b) or 4.1(c) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules to this Agreement or any Ancillary Agreement as not to terminate as of the Effective Time, in each case in accordance with its terms.  Nothing contained in Section 4.1(a), 4.1(b) or 4.1(c) shall release any Person from:

(i)          any Liability provided in or resulting from any agreement among any members of the UTC Group, any members of the Carrier Group or any members of the Otis Group that is specified in Section 2.7(b) or the applicable Schedules to this Agreement or any Ancillary Agreement as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) or any Ancillary Agreement as not to terminate as of the Effective Time;

(ii)         any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)        any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of any Group from a member of another Group prior to the Effective Time;

(iv)        any Liability that the Parties may have with respect to indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)         any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) or Section 4.1(b) shall release any member of the UTC Group from honoring its existing obligations to indemnify any director, officer or employee of Carrier or Otis who was a director, officer or employee of UTC or any of its Subsidiaries prior to the applicable Effective Time, to the extent such director, officer or employee becomes involved in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Carrier Liability or an Otis Liability, Carrier or Otis, respectively, shall indemnify UTC for such Liability (including UTC’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(e)          No Claims.  Carrier shall not make, and shall not permit any other member of the Carrier Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against UTC or Otis or any member of their respective Groups, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).  Otis shall not make, and shall not permit any other member of the Otis Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against UTC or Carrier or any member of their respective Groups, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).  UTC shall not make, and shall not permit any other member of the UTC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Carrier or Otis or any member of their respective Groups, or any other Person released pursuant to Section 4.1(c), with respect to any Liabilities released pursuant to Section 4.1(c).

(f)          Execution of Further Releases.  At any time at or after the Effective Time, at the request of any Party, the other Parties shall cause each member of their respective Groups to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2          Indemnification by Carrier.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Carrier shall, and shall cause the other members of the Carrier Group to, indemnify, defend and hold harmless (x) UTC, each member of the UTC Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “UTC Indemnitees”), and (y) Otis, each member of the Otis Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Otis Indemnitees”), from and against any and all Liabilities of the UTC Indemnitees and the Otis Indemnitees, respectively, relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any Carrier Liability;

(b)          any failure of Carrier, any other member of the Carrier Group or any other Person to pay, perform or otherwise promptly discharge any Carrier Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by Carrier or any other member of the Carrier Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to a UTC Liability or Otis Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Carrier Group by any member of the UTC Group or the Otis Group, respectively, that survives following the Effective Time; and

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to (i) all Information contained in the Carrier Form 10, the Carrier Information Statement or any other Carrier Disclosure Document, other than the matters described in Section 4.3(e)(ii)(y) or Section 4.4(e); and (ii) any Information in respect of Carrier, any member of the Carrier Group, the Carrier Separation, the Carrier Distribution, the Carrier Business, the Carrier Assets or the Carrier Liabilities in (x) any UTC Disclosure Document filed or initially distributed or initially made available prior to the Carrier Distribution Date or that includes Information in respect of a quarterly or annual fiscal period of UTC that begins on or prior to the Carrier Distribution Date or (y) the Otis Form 10, the Otis Information Statement or any other Otis Disclosure Document.

4.3          Indemnification by Otis.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Otis shall, and shall cause the other members of the Otis Group to, indemnify, defend and hold harmless (x) the UTC Indemnitees and (y) Carrier, each member of the Carrier Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Carrier Indemnitees”), from and against any and all Liabilities of the UTC Indemnitees and the Carrier Indemnitees, respectively, relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any Otis Liability;

(b)          any failure of Otis, any other member of the Otis Group or any other Person to pay, perform or otherwise promptly discharge any Otis Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by Otis or any other member of the Otis Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to a UTC Liability or Carrier Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Otis Group by any member of the UTC Group or the Carrier Group, respectively, that survives following the Effective Time; and

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to (i) all Information contained in the Otis Form 10, the Otis Information Statement or any other Otis Disclosure Document, other than the matters described in Section 4.2(e)(ii)(y) or Section 4.4(e); and (ii) any Information in respect of Otis, any member of the Otis Group, the Otis Separation, the Otis Distribution, the Otis Business, the Otis Assets or the Otis Liabilities in (x) any UTC Disclosure Document filed or initially distributed or initially made available prior to the Otis Distribution Date or that includes Information in respect of a quarterly or annual fiscal period of UTC that begins on or prior to the Otis Distribution Date or (y) the Carrier Form 10, the Carrier Information Statement or any other Carrier Disclosure Document.

4.4          Indemnification by UTC.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, UTC shall, and shall cause the other members of the UTC Group to, indemnify, defend and hold harmless (x) the Carrier Indemnitees and (y) the Otis Indemnitees from and against any and all Liabilities of the Carrier Indemnitees and the Otis Indemnitees, respectively, relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)          any UTC Liability;

(b)          any failure of UTC, any other member of the UTC Group or any other Person to pay, perform or otherwise promptly discharge any UTC Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)          any breach by UTC or any other member of the UTC Group of this Agreement or any of the Ancillary Agreements;

(d)          except to the extent it relates to a Carrier Liability or Otis Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the UTC Group by any member of the Carrier Group or the Otis Group that survives following the Effective Time; and

(e)          any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements (i) made explicitly in UTC’s name in the Carrier Form 10 or the Otis Form 10, the Carrier Information Statement or the Otis Information Statement, or any other Carrier Disclosure Document or Otis Disclosure Document; it being agreed that the statements set forth on Schedule 4.4(e) shall be the only statements made explicitly in UTC’s name in the Form 10s, the Information Statements or any other Carrier Disclosure Document or Otis Disclosure Document, and all other Information contained in the Form 10s, the Information Statements or any other Carrier Disclosure Document or Otis Disclosure Document shall be deemed to be Information supplied by Carrier or Otis, as applicable, or (ii) made in any UTC Disclosure Document, other than the matters described in Section 4.2(e)(ii)(x) or Section 4.3(e)(ii)(x).

4.5          Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)          The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts in either case actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability.  Accordingly, the amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts in either case actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related

Liability.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)          The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.6          Procedures for Indemnification of Third-Party Claims.

(a)          Notice of Claims.  If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the UTC Group, the Carrier Group or the Otis Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Sections 4.2, 4.3 or 4.4, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty-one (21) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification and include copies of all material notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of an Indemnitee to provide timely notice in accordance with this Section 4.6(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.6(a).

(b)          Control of Defense.  An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes such defense, and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim, and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim.  Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.6(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.6(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)          Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses (including attorneys’ fees) incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses (including attorneys’ fees) incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim, or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.6(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable, documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)          Right to Monitor and Participate.  An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect or is not entitled to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.6(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, Information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party.  In addition to the foregoing, if any Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as reasonably necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for the applicable Indemnitee.

(e)          No Settlement.  None of the Parties may settle or compromise any Third-Party Claim for which any Party is seeking to be indemnified hereunder without the prior written consent of the other Parties who are Indemnifying Parties or are or are seeking to be Indemnitees, as applicable, in respect of such Third-Party Claim, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party; does not involve any admission, finding or determination of wrongdoing or violation of Law by any such other Party; and provides for a full, unconditional and irrevocable release of any such other Party from all Liability in connection with the Third-Party Claim.  The Parties hereby agree that if a Party delivers to another Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which such receiving Party is an Indemnifying Party or is or is seeking to be an Indemnitee in respect of such Third-Party Claim, and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within twenty (20) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)          Tax Matters Agreement Coordination.  The provisions of Sections 4.6 through 4.10 (other than this Section 4.6(f)) shall not apply with respect to Taxes and Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement).

4.7          Additional Matters.

(a)          Timing of Payments.  Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)          Notice of Direct Claims.  Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.7(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)          Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against another Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to another Party against a Third Party for such Liability, then such other Party, or Parties, as applicable, shall use its or their commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)          Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)          Substitution.  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.6 and this Section 4.7.

4.8          Right of Contribution.

(a)          Contribution.  If any right of indemnification contained in Section 4.2, Section 4.3 or Section 4.4 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or Actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)          Allocation of Relative Fault.  Solely for purposes of determining relative fault pursuant to this Section 4.8:  (i) any fault associated with (A) the business conducted with the Delayed Assets or Delayed Liabilities of Carrier or Otis (except for the gross negligence or intentional misconduct of (1) a member of the UTC Group or (2) (x) in the case of the business conducted with the Delayed Assets or Delayed Liabilities of Carrier, a member of the Otis Group, or (y) in the case of the business conducted with the Delayed Assets or Delayed Liabilities of Otis, a member of the Carrier Group) or (B) the ownership, operation or activities of the Carrier Business or Otis Business prior to the Effective Time shall be deemed to be the fault of Carrier and the other members of the Carrier Group or Otis and the other members of the Otis Group, respectively, and no such fault shall be deemed to be the fault of (1) UTC or any other member of the UTC Group or (2) (x) in the case of the ownership, operation or activities of the Carrier Business, Otis or any other member of the Otis Group or (y) in the case of the ownership, operation or activities of the Otis Business, Carrier or any other member of the Carrier Group; and (ii) any fault associated with (A) the business conducted with Delayed Assets or Delayed Liabilities of UTC (except for the gross negligence or intentional misconduct of a member of the Carrier or Otis Group) or (B) the ownership, operation or activities of the UTC Business prior to the Effective Time shall be deemed to be the fault of UTC and the other members of the UTC Group, and no such fault shall be deemed to be the fault of Carrier, Otis or any other member of their respective Groups.

4.9          Covenant Not to Sue.  Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption or retention of any Carrier Liabilities by Carrier or a member of the Carrier Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the assumption or retention of any Otis Liabilities by Otis or a member of the Otis Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (c) the assumption or retention of any UTC Liabilities by UTC or a member of the UTC Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (d) the provisions of this Article IV are void or unenforceable for any reason.

4.10          Remedies Cumulative.  The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.11          Survival of Indemnities.  The rights and obligations of each of UTC, Carrier and Otis and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by any of the Parties or any member of their respective Groups of any assets or businesses or the assignment by any of the Parties of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving any of the Parties or any members of their respective Groups; it being understood that in any such case, the applicable Party shall make proper provision so that the successor or acquiror, as applicable, expressly assumes the obligations of such Party set forth this Article IV.

ARTICLE V
CERTAIN OTHER MATTERS

5.1          Insurance Matters.

(a)          In no event shall UTC, any other member of the UTC Group or any UTC Indemnitee have any Liability or obligation whatsoever to any member of the Carrier Group or the Otis Group in the event that any insurance policy or insurance policy-related contract has been or is terminated or otherwise ceases to be in effect for any reason, is or becomes unavailable or inadequate to cover any Liability of any member of the Carrier Group or the Otis Group for any reason whatsoever or has not been or is not renewed or extended beyond the current expiration date.

(b)          Except as provided on Schedule 5.1(b) and except in the circumstances where Section 5.1(c) is applicable, with respect to any losses, damages and Liabilities incurred by any member of the Carrier Group or the Otis Group prior to the Applicable Third-Party Insurance Separation Date relating to such type of losses, damages and Liabilities, UTC will provide each of Carrier and Otis with access to, and each of Carrier and Otis may make occurrence-based claims under, UTC’s Third-Party occurrence-based insurance policies in place immediately prior to the Applicable Third-Party Insurance Separation Date and UTC’s historical Third-Party occurrence-based insurance policies (to the extent then remaining available), but solely to the extent that such policies provided coverage for members of the Carrier Group or the Carrier Business or members of the Otis Group or the Otis Business, respectively, for occurrence-based claims prior to the Applicable Third-Party Insurance Separation Date; provided, that Carrier and Otis shall access and make occurrence-based claims under such insurance policies in good faith and in a manner consistent with past practice; provided, further, that such access to, and the right to make occurrence-based claims under, such insurance policies, shall be subject to the terms, conditions and exclusions of such insurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)          Carrier or Otis shall notify UTC, as promptly as practicable, of any claim made by it pursuant to this Section 5.1(b);

(ii)         Carrier or Otis and the members of their respective Groups shall indemnify, hold harmless and reimburse UTC and the members of the UTC Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by UTC or any member of the UTC Group to the extent resulting from any access to, or any claims made by Carrier or Otis or any other members of their respective Groups under, any insurance provided pursuant to this Section 5.1(b), whether such claims are made by Carrier, its employees or any Third Parties or Otis, its employees or any Third Parties, as applicable; and

(iii)        Each of Carrier and Otis shall exclusively bear (and neither UTC nor any member of the UTC Group shall have any obligation to repay or reimburse Carrier or Otis or any member of their respective Groups for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by it or any member of its Group under the policies as provided for in this Section 5.1(b).

In the event that (A) any member of the UTC Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Applicable Third-Party Insurance Separation Date for which such member of the UTC Group is entitled to coverage under any Third-Party occurrence-based insurance policies of Carrier or Otis or any member of their respective Groups, (B) any member of the Carrier Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Applicable Third-Party Insurance Separation Date for which such member of the Carrier Group is entitled to coverage under any Third-Party occurrence-based insurance policies of Otis or any member of its Group, or (C) any member of the Otis Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Applicable Third-Party Insurance Separation Date for which such member of the Otis Group is entitled to coverage under any Third-Party occurrence-based insurance policies of Carrier or any member of its Group, then the terms of this Section 5.1(b), Section 5.1(e) and Section 5.1(f) shall apply, mutatis mutandis.

(c)          From and after the Effective Time, with respect to any Carrier Captive Liabilities or any Otis Captive Liabilities incurred prior to the Effective Time with respect to which the UTC Captive Entities retain Third-Party insurance or reinsurance coverage, the UTC Captive Entities will provide each of Carrier and Otis with access to, and each of Carrier and Otis may make claims under, the UTC Captive Entities’ Third-Party insurance or reinsurance policies in place immediately prior to the Effective Time and the UTC Captive Entities’ historical Third-Party insurance or reinsurance policies (in each case, solely to the extent coverage remains available), but solely to the extent that such policies provided coverage for such Carrier Captive Liabilities or Otis Captive Liabilities, as applicable; provided, that Carrier and Otis shall access and make claims under such insurance or reinsurance policies in good faith and in a manner consistent with past practice; provided, further, that such access to, and the right to make claims under, such insurance or reinsurance policies, shall be subject to the terms, conditions and exclusions of such insurance or reinsurance policies, including any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)          Carrier or Otis shall notify UTC, as promptly as practicable, of any claim made by it pursuant to this Section 5.1(c);

(ii)         Carrier or Otis and the members of their respective Groups shall indemnify, hold harmless and reimburse UTC and the members of the UTC Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by UTC or any member of the UTC Group to the extent resulting from any access to, or any claims made by Carrier or Otis or any other members of their respective Groups under, any insurance provided pursuant to this Section 5.1(c), whether such claims are made by Carrier, its employees or any Third Parties or Otis, its employees or any Third Parties, as applicable; and

(iii)        each of Carrier and Otis shall exclusively bear (and neither UTC nor any member of the UTC Group shall have any obligation to repay or reimburse Carrier or Otis or any member of their respective Groups for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by it or any member of its Group under the policies as provided for in this Section 5.1(c).

(d)          Except as expressly provided in Sections 5.1(b) and 5.1(c), none of UTC, Carrier, Otis or any member of their respective Groups shall have any rights to or under any of the insurance or reinsurance policies of the other Parties or any other member of their respective Groups, including, with respect to Carrier or Otis, any rights to or under, or any recourse to, any Assets or insurance policies or programs of any UTC Captive Entity.  At the Effective Time, each of Carrier and Otis shall have in effect all insurance programs required to comply with its contractual obligations and such other insurance or reinsurance policies or insurance contracts required by Law or as reasonably necessary or appropriate for companies operating a business similar to Carrier’s or Otis’s, respectively.  For the avoidance of doubt, from and after the applicable Effective Time, neither UTC nor any member of its Group (including any UTC Captive Entity) shall have any Liability or obligation whatsoever with respect to any Carrier Captive Liabilities or any Otis Captive Liabilities, each of which shall be Carrier Liabilities or Otis Liabilities, respectively, for all purposes hereunder.

(e)          None of Carrier, Otis or any member of their respective Groups, in connection with making a claim under any insurance or reinsurance policy of UTC or any member of the UTC Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between UTC or any member of the UTC Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by UTC or any member of the UTC Group under the applicable insurance or reinsurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of UTC or any member of the UTC Group under the applicable insurance or reinsurance policy.

(f)          All payments and reimbursements by Carrier or Otis pursuant to this Section 5.1 will be made within forty-five (45) days after its receipt of an invoice therefor from UTC.  UTC shall retain the exclusive right to control its insurance or reinsurance policies and programs (the “Control Right”), including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance or reinsurance policies and programs and to amend, modify or waive any rights under any such insurance or reinsurance policies and programs, notwithstanding whether any such policies or programs apply to any Carrier Liabilities or Otis Liabilities and/or claims Carrier or Otis has made or could make in the future; provided that UTC does not exercise the Control Right with the specific and primary purpose of depriving Carrier or Otis of the ability to access or make claims under such policies and programs pursuant to this Section 5.1.  Except to the extent in the exercise of such Person’s express rights pursuant to this Section 5.1, no member of the Carrier Group or the Otis Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with UTC’s insurers with respect to any of UTC’s insurance or reinsurance policies and programs, or amend, modify or waive any rights under any such insurance or reinsurance policies and programs.  Each of Carrier and Otis shall cooperate with UTC and share such Information as is reasonably necessary in order to permit UTC to manage and conduct its insurance matters as UTC deems appropriate.  For the avoidance of doubt, notwithstanding the foregoing, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve any incidents or injuries with respect to it or any member of its applicable Group vis-à-vis a Third-Party covered under an applicable insurance or reinsurance policy.

(g)          This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the UTC Group in respect of any insurance or reinsurance policy or any other contract or policy of insurance.

(h)          Each of Carrier and Otis does hereby, for itself and each other member of its Group, agree that no member of the UTC Group shall have any Liability whatsoever as a result of the insurance or reinsurance policies and practices of UTC and the members of the UTC Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2          Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two  percent (2%).

5.3          Inducement.  Each of Carrier and Otis acknowledges and agrees that UTC’s willingness to cause, effect and consummate the Separation and Distributions has been conditioned upon and induced by the covenants and agreements of Carrier and Otis in this Agreement and the Ancillary Agreements, including Carrier’s assumption of the Carrier Liabilities and Otis’s assumption of the Otis Liabilities pursuant to the Separation and the provisions of this Agreement and the covenants and agreements of Carrier and Otis contained in Article IV.

5.4          Post-Effective Time Conduct.  The Parties acknowledge that, after the applicable Effective Time, each Party shall be independent of the other Parties, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the applicable Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Parties.

5.5          Director and Officer Insurance.  For six (6) years after the applicable Effective Time, UTC shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the applicable Effective Time covering (a) each of the present and former officers and directors of UTC, Carrier and Otis and each of their Subsidiaries currently covered by UTC’s officers’ and directors’ liability insurance policies and (b) each of the present and former management committee members of any joint venture of UTC, Carrier or Otis or any of their Subsidiaries currently covered by UTC’s officers’ and directors’ liability insurance policies, on terms with respect to coverage and amount no less favorable than those of such policies as are in effect as of the applicable Effective Time with respect to UTC’s and/or its Subsidiaries (as applicable) then-current officers, directors and management committee members, with fifty percent (50%) of the cost of such insurance deemed a UTC Liability, twenty-five percent (25%) of the cost of such insurance deemed a Carrier Liability and twenty-five percent (25%) of the cost of such insurance deemed an Otis Liability.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1          Agreement for Exchange of Information.

(a)          Subject to Section 6.9 and any other applicable confidentiality obligations, each of UTC, Carrier and Otis, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to another Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or any member of its Group that the requesting Party or any member of its Group requests, in each case to the extent that (i) such Information relates to the Carrier Business, or any Carrier Asset or Carrier Liability, if Carrier is the requesting Party, to the Otis Business, or any Otis Asset or Otis Liability, if Otis is the requesting Party, or to the UTC Business, or any UTC Asset or UTC Liability, if UTC is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority, including the obligation to verify the accuracy of internal controls over information technology reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (it being understood that in the case of such verification, the obligations set forth in this sentence shall apply to access to the facilities, systems, infrastructure and personnel of the applicable Party or its Group); provided, however, that in the event that the Party to whom the request has been made determines that any such provision of Information could be detrimental to the Party providing the Information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing Information pursuant to this Section 6.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1 shall expand the obligations of any Party under Section 6.4.  Each Party shall cause its employees and the employees of any members of its Group to, and shall use commercially reasonable efforts to cause the employees of its Representatives to, when on the property of another Party or a member of another Party’s Group, conform to the policies and procedures of such Party or any member of such Party’s Group concerning health, safety, conduct and security that are made known or provided to the accessing Party from time to time.

(b)          Without limiting the generality of the foregoing, until the end of the fiscal year of UTC, Carrier or Otis during which the applicable Distribution Date occurs (whichever ends latest), and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the applicable Distribution Date occurs, each Party shall use its commercially reasonable efforts to cooperate and comply with any other Party’s Information requests to enable (i) such other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws; provided, that, with respect to the first fiscal quarter in respect of which the activities described in the foregoing clauses (i) and (ii) are undertaken following the Effective Time, each Party shall effect the foregoing by using the same processes, resources and deliverables for purposes of preparing financial statements and recording transactions as were used in the immediately prior fiscal quarter.

6.2          Ownership of Information.  The provision of any Information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements) or constitute a grant of rights in or to any such Information.

6.3          Compensation for Providing Information.  The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information).  Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4          Record Retention.  To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, from and after the Effective Time until the twelfth (12th) anniversary of the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in their respective possession or control, or the possession or control of any member of their respective Group, at the Effective Time in accordance with the policies used for retention of such Party’s own Information of a similar type.  Notwithstanding the foregoing, Section 9.01 of the Tax Matters Agreement will govern the retention of Tax-related records, and Section 9.01 of the Employee Matters Agreement will govern the retention of employment- and benefits-related records.

6.5          Limitations of Liability.  None of the Parties shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such Information.  None of the Parties shall have any Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6          Other Agreements Providing for Exchange of Information.

(a)          The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

(b)          Any Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7          Production of Witnesses; Records; Cooperation.

(a)          After the Effective Time, except in the case of a Dispute between the applicable Parties, or any member of their respective Groups, each Party shall use its commercially reasonable efforts to make available to any other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or any member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all costs and expenses in connection therewith.

(b)          If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the applicable other Party (or Parties) shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)          Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)          The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such Person or the employer of such Person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8          Privileged Matters.

(a)          The Parties recognize that legal and other professional services that have been and will be provided prior to the First Effective Time have been and will be rendered for the collective benefit of each of the members of the UTC Group, the Carrier Group and the Otis Group and that each of the members of the UTC Group, the Carrier Group and the Otis Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges that may be asserted under applicable Law in connection therewith.  The Parties recognize that legal and other professional services may be provided following the First Effective Time and prior to the Second Effective Time, which services will be rendered (i) in the event the Carrier Effective Time is the First Effective Time, solely for the benefit of the Carrier Group on the one hand, and each of the members of the UTC Group and the Otis Group, on the other hand, as the case may be, or (ii) in the event the Otis Effective Time is the First Effective Time, solely for the benefit of the Otis Group on the one hand, and each of the members of the UTC Group and the Carrier Group, on the other hand.  The Parties recognize that legal and other professional services will be provided following the Second Effective Time, which services will be rendered solely for the benefit of the UTC Group, the Carrier Group or the Otis Group, as the case may be.  In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Parties of materials existing as of the applicable Effective Time that are necessary for such services to be rendered for the benefit of the other applicable Parties.

(b)          The Parties agree as follows:

(i)          UTC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the UTC Business and not to the Carrier Business or the Otis

Business, whether or not the Privileged Information is in the possession or under the control of any member of the UTC Group or any member of the Carrier Group or the Otis Group.  UTC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any UTC Assets or UTC Liabilities resulting from or arising out of any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the UTC Group or any member of the Carrier Group or the Otis Group;

(ii)         Carrier shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Carrier Business and not to the UTC Business or the Otis Business, whether or not the Privileged Information is in the possession or under the control of any member of the Carrier Group or any member of the UTC Group or the Otis Group.  Carrier shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Carrier Assets or Carrier Liabilities resulting from or arising out of any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Carrier Group or any member of the UTC Group or the Otis Group; and

(iii)        Otis shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Otis Business and not to the UTC Business or the Carrier Business, whether or not the Privileged Information is in the possession or under the control of any member of the Otis Group or any member of the UTC Group or the Carrier Group.  Otis shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Otis Assets or Otis Liabilities resulting from or arising out of any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Otis Group or any member of the UTC Group or the Carrier Group.

(iv)        If the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such Information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any Information relates solely to the UTC Business, solely to the Carrier Business, solely to the Otis Business or to more than one of the UTC Business, the Carrier Business and the Otis Business.

(c)          Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b), including all privileges and immunities relating to any Actions or other matters that involve more than one of the Parties (or one or more members of their respective Groups) or in respect of which more than one of the Parties has Liabilities under this Agreement; it being understood that such shared privilege or immunity shall not be shared by UTC, Carrier or Otis if the applicable Privileged Information does not relate to the UTC Business, Carrier Business or Otis Business, or any UTC Liabilities, Carrier Liabilities or Otis Liabilities, respectively.  No such shared privilege or immunity may be waived by any of the Parties without the consent of the applicable other Parties who share such privilege or immunity.

(d)          If any Dispute arises among any of the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of any of the Parties and/or any members of their respective Groups, each Party agrees that it shall (i) negotiate with the applicable other Parties in good faith; (ii) endeavor to minimize any prejudice to the rights of the applicable other Parties; and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the applicable other Parties.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)          In the event of any Dispute among two (2) or all of the Parties, or any members of their respective Groups, any of the applicable Parties may waive a privilege in which the applicable other Party or Parties or any member of such applicable other Party’s Group or Parties’ respective Groups has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided, that such Party intends such waiver of a shared privilege to be effective only as to the use of Information with respect to the Action among such Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f)          Upon receipt by any of the Parties, or by any member of their respective Groups, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if any of the Parties obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the applicable other Party(ies) of the existence of the request (which notice shall be delivered to such applicable other Party(ies) no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the applicable other Party(ies) a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)          Any furnishing of, or access or transfer of, any Information pursuant to this Agreement is made in reliance on the agreement among UTC, Carrier and Otis set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities.  The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts among the Parties contemplated by this Agreement, and the transfer of Privileged Information among the Parties and members of their respective Groups as needed pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)          In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their respective Groups to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9          Confidentiality.

(a)          Confidentiality.  Subject to Section 6.10, from and after the Effective Time until the third (3rd) anniversary of the Effective Time, each of UTC, Carrier and Otis, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to UTC’s confidential and proprietary Information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning any other Party or any member of any other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary Information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by any Party or any member of any Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information, or (iii) independently developed or generated by such Party (or any member of such Party’s Group) without reference to or use of any proprietary or confidential Information of any other Party or any member of any such other Party’s Group; provided, with respect to trade secrets of any other Party or any member of any other Party’s Group or their respective businesses, the foregoing obligations and restrictions shall remain in effect for so long as the relevant information remains a trade secret under applicable Law.  If any confidential and proprietary Information of one Party or any member of its Group is disclosed to another Party or any member of another Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(b)          No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any Information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Information) and except in compliance with Section 6.10.  Without limiting the foregoing, when any such Information is no longer needed for the purposes contemplated by this Agreement or any

Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the applicable other Party either return to such other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify such other Party in writing that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic backup versions of such Information maintained on routine computer system backup tapes, disks or other backup storage devices; provided, further, that any such Information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)          Third-Party Information; Privacy or Data Protection Laws.  Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary Information of, or legally protected personal Information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or nondisclosure agreements entered into between such Third Parties, on the one hand, and another Party or members of another Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the three (3) Parties, was originally collected by another Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or legally protected personal Information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among another Party or members of another Party’s Group, on the one hand, and such Third Parties, on the other hand.

6.10        Protective Arrangements.  In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide Information of another Party (or any member of another Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the applicable other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such Information and shall cooperate, at the expense of the applicable other Party, in seeking any appropriate protective order requested by the applicable other Party.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such Information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide Information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority or to the extent necessary for such Party to not be so prejudiced, and the disclosing Party shall promptly provide the applicable other Party with a copy of the Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such Information was disclosed, in each case to the extent legally permitted.

ARTICLE VII
DISPUTE RESOLUTION

7.1          Good Faith Officer Negotiation.  Subject to Section 7.4, any of the Parties seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are Carrier Assets, Otis Assets or UTC Assets, any Liabilities are Carrier Liabilities, Otis Liabilities or UTC Liabilities, or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), which Dispute could not be resolved by the Transition Committee, shall provide written notice thereof to the applicable other Parties (the “Officer Negotiation Request”).  Within fifteen (15) days of the delivery of the Officer Negotiation Request, the applicable Parties shall attempt to resolve the Dispute through good faith negotiation.  All such negotiations shall be conducted by executives of the applicable Parties who hold, at a minimum, the title of Senior Vice President (or a position substantially equivalent thereto) and who have authority to settle the Dispute.  All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the applicable Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30)-day period is not extended by mutual written consent of the applicable Parties, or if an applicable Party reasonably concludes that another applicable Party is not willing to negotiate in good faith as contemplated by this Section 7.1, any of the applicable Parties may submit the Dispute to mediation in accordance with Section 7.2.

7.2          Mediation.  Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of any applicable Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure then in effect, except as modified herein.  The mediation shall be held in New York, New York or such other place as the applicable Parties may mutually agree.  The applicable Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator.  If no mediator has been agreed upon by the applicable Parties within twenty (20) days of receipt by a Party of a Mediation Request, then any applicable Party may request (on written notice to the other applicable Parties) that CPR appoint a mediator in accordance with the CPR Mediation Procedure.  All mediation pursuant to this Section 7.2 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the applicable Parties during such mediation shall be admissible for any purpose in any subsequent proceedings.  No Party shall disclose or permit the disclosure of any Information about the evidence adduced or the documents produced by another Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other applicable Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or securities exchange rules or requested by a Governmental Authority or securities exchange.  Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other applicable Party reasonable written notice of the intended disclosure and afford such other Party a reasonable opportunity to protect its interests.  If the Dispute has not been resolved within the earlier of sixty (60) days after the appointment of a mediator or ninety (90) days after receipt by a Party of a Mediation Request, or within such longer period as the applicable Parties may agree to in writing, any of the applicable Parties may submit the Dispute to binding arbitration in accordance with Section 7.3; provided, that if one applicable Party fails to participate in the mediation for thirty (30) days after the appointment of a mediator, the other applicable Parties may commence arbitration in accordance with Section 7.3 prior to the expiration of the time periods set forth above.

7.3          Arbitration.

(a)          In the event that a Dispute has not been resolved within the earlier of sixty (60) days after the appointment of a mediator or ninety (90) days after receipt by a Party of a Mediation Request in accordance with Section 7.2, or within such longer period as the applicable Parties may agree to in writing, then such Dispute shall, upon the written request of an applicable Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then-current CPR arbitration procedure, except as modified herein.  The arbitration shall be held in (i) New York City, New York or (ii) such other place as the applicable Parties may mutually agree in writing.  Unless otherwise agreed by the applicable Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided before a sole independent arbitrator, and, subject only to Sections 7.1, 7.2 and 7.4, arbitration pursuant to this Section 7.3 shall be the sole and exclusive venue for resolution of any and all Disputes.

(b)          The sole independent arbitrator will be appointed by agreement of the applicable Parties within fifteen (15) days of the date of receipt of the Arbitration Request.  If the applicable Parties cannot agree to a sole independent arbitrator during such fifteen (15)-day period, then upon written application by any applicable Party, the sole independent arbitrator will be appointed pursuant to the CPR arbitration procedure.

(c)          The arbitrator will have the right to award, on a preliminary or interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided, that the arbitrator will not award any relief not specifically requested by the applicable Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other applicable Parties arising in connection with the transactions contemplated hereby (other than any such Liability arising from a payment actually made to a Third Party with respect to a Third-Party Claim).  Upon selection of the arbitrator following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator may affirm or disaffirm that relief, and the applicable Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator.  The award of the arbitrator shall be final and binding on the applicable Parties and may be enforced in any court of competent jurisdiction.  The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.  Notwithstanding applicable state Law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

7.4          Litigation and Unilateral Commencement of Arbitration.  Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage (it being understood that such initiating Party may, at its election, pursue arbitration, including seeking arbitral relief on a preliminary or interim basis, in lieu of such judicial relief) and (b) any of the applicable Parties may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2 and/or Section 7.3 if such Party has submitted an Officer Negotiation Request, a Mediation Request and/or an Arbitration Request and any of the other applicable Parties has failed to comply with Section 7.1, Section 7.2 and/or Section 7.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration.  In the circumstances contemplated by clause (b) of the immediately preceding sentence, such applicable Party may commence and prosecute such arbitration unilaterally in accordance with the CPR arbitration procedure.

7.5          Conduct During Dispute Resolution Process.  Unless otherwise agreed in writing, the Parties shall, and shall cause the members of their respective Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

7.6          Dispute Resolution Coordination.  Except to the extent otherwise provided in Section 14 of the Tax Matters Agreement or Section 8.2 of the Intellectual Property Agreement (as applicable), the provisions of this Article VII (other than this Section 7.6) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to (a) Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters shall be governed by the Tax Matters Agreement) or (b) the Intellectual Property Agreement (it being understood and agreed that the resolution of any such dispute, controversy or claim arising out of or relating to the Intellectual Property Agreement shall be governed by the Intellectual Property Agreement).

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1          Further Assurances.

(a)          In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any Permit, license, agreement, indenture or other instrument (including any consents or any Approval or Notification to be made to or obtained from, any Governmental Authority), and to take all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Carrier Assets, the Otis Assets and the UTC Assets and the assignment and assumption of the Carrier Liabilities, the Otis Liabilities and the UTC Liabilities and the other transactions contemplated hereby and thereby.  Without limiting the foregoing but consistent with the terms of this Agreement (including Section 2.4) and the Ancillary Agreements, each Party will, at the reasonable request, cost and expense of the applicable other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)          On or prior to the Effective Time, UTC, Carrier and Otis in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by UTC, Carrier, Otis or any members of their respective Group, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)          UTC, Carrier and Otis, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any member of any of the other Groups for any Liabilities or other claims relating to or arising out of:  (i) the failure of a Party to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor.  To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in the foregoing clause (i) or (ii), the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX
TERMINATION

9.1          Termination.  This Agreement and all Ancillary Agreements may be terminated and either or both of the Distributions may be amended, modified or abandoned at any time prior to the First Effective Time by UTC, in its sole and absolute discretion, without the approval or consent of Carrier or Otis.  After the First Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties, it being understood that, subject to Section 10.14, the Second Distribution may be amended, modified or abandoned at any time prior to the Second Effective Time by UTC, in its sole and absolute discretion, without the approval or consent of Carrier or Otis.

9.2          Effect of Termination.  In the event of any termination of this Agreement prior to the First Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to any other Party by reason of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1          Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(b)          This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein.  This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distributions and would not have been entered independently.

(c)          UTC represents on behalf of itself and each other member of the UTC Group, Carrier represents on behalf of itself and each other member of the Carrier Group and Otis represents on behalf of itself and each other member of the Otis Group, as follows:

(i)          each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)          this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)          Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2        Governing Law.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

10.3        Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, that none of the Parties nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Parties hereto or other parties thereto, as applicable.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties.

10.4        Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement and each Ancillary Agreement of any UTC Indemnitee, Carrier Indemnitee or Otis Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5        Notices.  All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to UTC, to:

United Technologies Corporation
10 Farm Springs Road
Farmington, Connecticut 06032
Attention:	Sean Moylan, Corporate Vice President and Associate General Counsel
E-mail:	Sean.Moylan@utc.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Joshua R. Cammaker
Edward J. Lee
Jenna E. Levine
Mark A. Stagliano
E-mail:	JRCammaker@wlrk.com
EJLee@wlrk.com
JELevine@wlrk.com
MAStagliano@wlrk.com

If to Carrier, to:

Carrier Global Corporation
13995 Pasteur Boulevard
Palm Beach Gardens, Florida 33418
Attention: General Counsel
E-mail:	Kevin.OConnor@carrier.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Joshua R. Cammaker
Edward J. Lee
Jenna E. Levine
Mark A. Stagliano
E-mail:	JRCammaker@wlrk.com
EJLee@wlrk.com
JELevine@wlrk.com
MAStagliano@wlrk.com

If to Otis, to:

Otis Worldwide Corporation
One Carrier Place
Farmington, Connecticut 06032
Attention:	General Counsel
E-mail:	Nora.LaFreniere@otis.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Joshua R. Cammaker
Edward J. Lee
Jenna E. Levine
Mark A. Stagliano
E-mail:	JRCammaker@wlrk.com
EJLee@wlrk.com
JELevine@wlrk.com
MAStagliano@wlrk.com

A Party may, by notice to the other Parties, change the address to which such notices are to be given or made.

10.6        Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7        Force Majeure.  No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8        No Set-Off.  Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, none of the Parties nor any member of their respective Groups shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Parties or any member of their respective Groups arising out of this Agreement or any Ancillary Agreement.

10.9        Expenses.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all third party fees, costs and expenses, and all other fees, costs and expenses, in each case incurred in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distributions, and any Ancillary Agreement, the Information Statements, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne, to the extent incurred at or prior to the Effective Time, by UTC, and to the extent incurred at any time following the Effective Time, by the Party or its applicable Subsidiary incurring such fees, costs or expenses.  The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.

10.10      Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11      Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distributions and shall remain in full force and effect.

10.12      Waivers of Default.  Waiver by a Party of any default by another Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13      Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14      Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of the Parties against whom it is sought to enforce such waiver, amendment, supplement or modification; provided that, from the First Effective Time to the Second Effective Time, provisions of this Agreement or any Ancillary Agreement may be waived, amended, supplemented or modified (a) if the Carrier Distribution occurs prior to the Otis Distribution, without the consent of Carrier, so long as such waiver, amendment, supplement or modification does not adversely affect in any material respect any provisions of, or obligations under, this Agreement that are for the benefit of Carrier, or materially prejudice or otherwise adversely affect in any material respect any rights of Carrier or any member of its Group under this Agreement and (b) if the Otis Distribution occurs prior to the Carrier Distribution, without the consent of Otis, so long as such waiver, amendment, supplement or modification does not adversely affect in any material respect any provisions of, or obligations under, this Agreement that are for the benefit of Otis or materially prejudice or otherwise adversely affect in any material respect any rights of Otis or any member of its Group under this Agreement.

10.15      Interpretation.  In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States, New York, New York, Palm Beach Gardens, Florida, or Farmington, Connecticut; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall be references to April 2, 2020; and (k) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

10.16      Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, none of Carrier or any member of the Carrier Group, Otis or any member of the Otis Group or UTC or any member of the UTC Group shall be liable under this Agreement to any other Party or member of its Group for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of such other Party or member of its Group arising in connection with the transactions contemplated hereby (other than any such Liability paid or actually payable in respect of a Third-Party Claim).

10.17      Performance.  UTC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the UTC Group.  Carrier will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Carrier Group.  Otis will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Otis Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18     Mutual Drafting.  This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

10.19     Ancillary Agreements.

(a)          In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement or the Intellectual Property Agreement (each, a “Specified Ancillary Agreement”), the terms of the applicable Specified Ancillary Agreement, shall control with respect to the subject matter addressed by such Specified Ancillary Agreement to the extent of such conflict or inconsistency.

(b)          In the event of any conflict or inconsistency between the terms of this Agreement or any Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement or such Specified Ancillary Agreement shall control.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Michael R. Dumais
	Name:	Michael R. Dumais
	Title:	Executive Vice President, Operations & Strategy

OTIS WORLDWIDE CORPORATION

By:	/s/ Michael P. Ryan
	Name:	Michael P. Ryan
	Title:	Vice President, Controller

CARRIER GLOBAL CORPORATION

By:	/s/ Kyle Crockett
	Name:	Kyle Crockett
	Title:	Vice President, Controller

[Signature Page to Separation and Distribution Agreement]